Exhibit 99.2

CREDIT AGREEMENT

Dated as of April 13, 2005

among

THE PENN TRAFFIC COMPANY,
PENNY CURTISS BAKING COMPANY, INC., and
BIG M SUPERMARKETS, INC.,

as Borrowers,

SUNRISE PROPERTIES, INC.,
PENNWAY EXPRESS, INC.,
COMMANDER FOODS, INC.,
P AND C FOOD MARKETS INC. OF VERMONT,
P.T. DEVELOPMENT LLC, and
P.T. FAYETTEVILLE/UTICA, LLC,

as Guarantors,

THE LENDERS SIGNATORY HERETO
FROM TIME TO TIME,

as Lenders,

and

KIMCO CAPITAL CORP.,

as Agent and Lender

i

v

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Reserved
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections — Reporting
Annex F (Section 4.1(b))	-	Reserved
Annex G (Section 6.10)	-	Financial Covenants
Annex H (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex I (Section 11.10)	-	Notice Addresses
Annex J (from Annex A -Commitment definition)	-	Commitment as of Closing Date

Exhibit 1.1(a)(i)	-	Form of Notice of Additional Term Loan
Exhibit 1.1(a)(ii)	-	Form of Supplemental Loan
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit B	-	Excluded Accounts
Exhibit C	-	Confirmation Order
Schedule 1.1	-	Agent’s Representatives
Disclosure Schedule 3.1	-	Type of Entity; State of Organization
Disclosure Schedule 3.2(a)	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.2(b)	-	Closed Store Locations
Disclosure Schedule 3.4(a)	-	Unaudited Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.6(a)	-	Summaries of Real Estate and Leases
Disclosure Schedule 3.6(b)	-	Legal Descriptions of All Owned Real Estate
Disclosure Schedule 3.6(c)		Location and Expiration date of Leases: Public Utilities; Assignments & Pledges; Termination
Disclosure Schedule 3.6(e)	-	Flood Hazard
Disclosure Schedule 3.7	-	Labor Matters
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock; Indebtedness
Disclosure Schedule 3.11	-	Tax Matters
Disclosure Schedule 3.12	-	ERISA Plans; Benefit Plan Settlements
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Hazardous Materials
Disclosure Schedule 3.18	-	Insurance

Disclosure Schedule 3.19	-	Deposit and Disbursement Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.21	-	Customer Trade Relations
Disclosure Schedule 3.22(a)	-	Agreements and Other Documents
Disclosure Schedule 3.22(b)	-	Suppliers and Vendors
Disclosure Schedule 3.22(d)	-	Franchise Operators
Disclosure Schedule 3.25	-	HIPAA Business Associate Agreements
Disclosure Schedule 3.26	-	Participation Agreements
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.2	-	Investments
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.6(c)	-	Guaranteed Indebtedness
Disclosure Schedule 6.7	-	Existing Liens
Disclosure Schedule 6.8(d)	-	Sale of Stock and Assets
Disclosure Schedule 6.8(e)	-	Minimum Proceeds Amount
Disclosure Schedule 6.8(f)	-	Existing Leases and Existing Subleases of Real Estate
Disclosure Schedule A-1	-	Credit Card Agreements
Disclosure Schedule A-2	-	Minor Lease Interests
Disclosure Schedule A-3	-	License Agreement Liens
Disclosure Schedule C-1	-	Minimum Balance Requirements
Disclosure Schedule D-1	-	Real Estate Subject to Environmental Diligence Reports

This SUPPLEMENTAL LOAN CREDIT AGREEMENT (this “Agreement”), dated as of April 13, 2005 among THE PENN TRAFFIC COMPANY, a Delaware corporation (“Penn Traffic”), PENNY CURTISS BAKING COMPANY, INC., a New York corporation (“Penny Curtiss”) and BIG M SUPERMARKETS, INC., a New York corporation (“BIG M”) (Penn Traffic, Penny Curtiss and Big M are sometimes collectively referred to herein as “Borrowers” and individually as “Borrower”); the other Credit Parties signatory hereto; KIMCO CAPITAL CORP., a Delaware corporation (in its individual capacity, “Kimco”), for itself, as Lender, and as Agent for Lenders (in such capacity, the “Agent”); and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, on May 30, 2003 (the “Petition Date”), Penn Traffic and certain of its Subsidiaries (collectively, the “Debtors”) commenced Chapter 11 Case Nos. 03-22945, 03-20312, 03-22946, 03-22947, 03-22948, 03-22949, 03-22950, 03-22951, 03-22952, 03-22954, 03-22955, 03-22956 and 03-22957, as administratively consolidated as Chapter 11 Case No. 03- 22945 (each a “Chapter 11 Case” and collectively, the “Chapter 11 Cases”), by filing separate voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”), with the United States Bankruptcy Court, Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Borrowers continued to operate their businesses and managed their properties as debtors and debtors-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, by order, docketed March 17, 2005, the Bankruptcy Court confirmed that certain Debtors’ First Amended Joint Plan of Reorganization of The Penn Traffic Company and its Affiliated Debtors and Debtors in Possession Under Chapter 11 of the Bankruptcy Code, dated February 4, 2005 (as amended, the “Plan of Reorganization”), in accordance with Section 1129 of the Bankruptcy Code;

WHEREAS, Borrowers have requested that General Electric Capital Corporation (“GE Capital”) extend revolving and term credit facilities to Borrowers in an amount not to exceed One Hundred Thirty-Six Million Dollars ($136,000,000) in the aggregate for the purpose of (a) refinancing a certain existing debtor-in-possession credit facility of the Borrowers, (b) funding the Borrowers substantial consummation of the Plan of Reorganization and (c) providing funds for other purposes permitted thereunder (the “GE Credit Agreement”);

WHEREAS, additionally, Borrowers under this Agreement, have requested that Lenders extend a supplemental real estate credit facility in an amount not to exceed Twenty-Eight Million Dollars ($28,000,000) to be entered into concurrently with the GE Credit Agreement and for these purposes, Lenders are willing to make certain loans to Borrowers of up to such amount upon the terms and conditions set forth herein;

WHEREAS, SUNRISE PROPERTIES, INC., a Pennsylvania corporation (“Sunrise”), PENNWAY EXPRESS, INC., a Pennsylvania corporation (“Pennway”), COMMANDER FOODS INC., a New York corporation (“Commander Foods”), P AND C

FOOD MARKETS INC. OF VERMONT, a Vermont corporation (“P&C”), P.T. DEVELOPMENT, LLC, a New York limited liability company (“P.T.”) and P.T. FAYETTEVILLE/UTICA, LLC, a New York limited liability company (“P.T. Fayetteville”) are willing to guarantee all of the obligations of Borrowers to Agent and Lenders under the Loan Documents (as hereinafter defined);

WHEREAS, each of the Credit Parties (as hereinafter defined) is willing to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of each of its respective Subsidiaries which pledged interests shall be second in priority to the pledged interests in such Stock granted to the GE Credit Agreement Agent;

WHEREAS, each of the Credit Parties has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, (i) a first priority security interest in and lien upon a substantial portion of its existing and after-acquired leasehold interests in real property (including Assigned Lease Proceeds); and (ii) a security interest in and lien upon all or substantially all of its existing and after-acquired personal property and fee owned interests in real property which is second in priority only to the security interest in and lien upon such interests granted to the GE Credit Agreement Agent to secure the obligations under the GE Credit Agreement;

WHEREAS, each Credit Party acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrowers as provided in this Agreement;

WHEREAS, the Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrowers, and to administer each Credit Party’s collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to the Credit Parties and at the Credit Parties’ request and in furtherance of the Credit Parties’ mutual and collective enterprise; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                      AMOUNT AND TERMS OF CREDIT

1.1                                 Credit Facility.

(a)                                  Loans.

(i)            Subject to the terms and conditions hereof, each Lender agrees to (a) make a term loan to Borrowers on the Closing Date in an amount equal to such Lender’s Pro Rata share of $10,000,000 (the “Initial Term Loan”) and (b) make additional term loans (collectively, the “Additional Term Loans” and together with the Initial Term Loan, the “Loans”) to Borrowers on each Borrowing Date occurring prior to the Commitment Termination Date in a principal amount equal to such Lender’s Pro Rata Share of the amount requested to be advanced on such Borrowing Date; provided, that (x) Borrowers shall not be entitled to request that any Additional Term Loan be advanced if the principal amount of such requested Additional Term Loan, when added to the aggregate outstanding principal amount of all Loans outstanding at the time of such request, would exceed the Maximum Amount and (y) the aggregate outstanding principal amount of Loans advanced by any Lender shall not at any time exceed such Lender’s Commitment.  The obligations of each Lender hereunder shall be several and not joint.  Each Additional Term Loan shall be made on notice by Borrower Representative on behalf of the Borrowers to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than 3:00 p.m. (New York time) four (4) Business Days prior to the requested Borrowing Date and shall specify the amount of the proposed borrowing (which shall not be less than $1,000,000 (or if the balance available to be drawn is less than $1,000,000, then such lesser amount).  Each such notice (a “Notice of Additional Term Loan”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and, shall include the information required in such Exhibit and such other information as may be reasonably required by Agent.

(ii)           Except as provided in Section 1.9, the Borrowers shall execute and deliver to each Lender a note to evidence the Commitment of that Lender.  Each note shall be in the principal amount of the Commitment of the applicable Lender dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) (collectively the “Notes”), and all of Borrowers shall jointly execute and deliver each Note to the applicable Lender.  Each Note shall represent the joint and several obligation of the Borrowers to pay the amount of the Loans made by the applicable Lender, together with interest thereon as prescribed in Section 1.4.

(iii)          The outstanding principal balance of the Loans shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.

(iv)          No payment with respect to the Loans may be reborrowed; provided, however, that with respect to Additional Term Loans that are (i) borrowed prior to the Six Month Period Termination Date, (ii) borrowed at a time when GE Excess Revolver Availability is in an amount equal to or less than $26,000,000 and (iii) applied to repay the outstanding GE Loans (in accordance with the terms of the GE Credit Agreement) in an amount necessary to maintain GE Excess Revolver Availability above $26,000,000 (such Additional Term Loans satisfying clauses (i), (ii) and (iii) referred to herein as the “Reborrowable Loans”),

Borrower may repay and reborrow until the Six Month Period Termination Date the amounts of the Reborrowable Loans then repaid by Borrowers in accordance with Section 1.2(a) herein.

(b)           Reliance on Notices; Appointment of Borrower Representative.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Additional Term Loan, reasonably believed by Agent to be genuine.  Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.  Each Borrower hereby designates Penn Traffic as its representative and agent on its behalf for the purposes of issuing Notices of Additional Term Loans, giving instructions with respect to the disbursement of the proceeds of the Additional Term Loans, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers.  Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

1.2           Prepayments.

(a)           Voluntary Prepayments; Reductions in Commitment.  Borrowers may at any time on at least ten (10) days’ prior written notice by Borrower Representative to Agent (i) voluntarily prepay all or part of the Loans, provided that (A) any such prepayment shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount, (B) no Default or Event of Default shall have occurred and be continuing under this Agreement prior to, and after giving effect to, such repayment, (C) other than with respect to the voluntary repayment of Reborrowable Loans, both before and after giving effect to such prepayment, average daily GE Excess Revolver Availability for the thirty (30) day period immediately preceding such payment, and immediately on the day after such payment, equals at least $65,000,000 on a pro forma basis after giving effect to such proposed payment, and (D) with respect to Reborrowable Loans, (x) the amount so repaid (including all Loans repaid prior to or at such time) shall not exceed the amount by which the Borrowers up to the time of such repayment have reduced the aggregate face amount of all letters of credit outstanding under the GE Credit Agreement as of the Closing Date, (y) after giving effect to such repayment, the outstanding Loans shall be at least $10,000,000, and (z)  after giving effect to such repayment, the GE Excess Revolver Availability shall be equal to at least $28,000,000, and/or (ii) permanently reduce but not terminate the Commitment; provided that (A) any such reductions shall be in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount, and (B) after giving effect to such reductions, Borrowers shall comply with Section 1.2(b)(i).  In addition, Borrowers may at any time on at least ten (10) days’ prior written notice by Borrower Representative to Agent terminate the Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full.  Any voluntary prepayment of the Loans (other than Reborrowable Loans) must be accompanied by payment of the Fee required by Section 1.6(c), if any.  Upon any reduction or termination of the Commitment, the Borrowers’ right to request Additional Term Loans shall simultaneously be permanently reduced or terminated, as the case may be.  Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied.

(b)                                 Mandatory Prepayments.

(i)            If at any time the aggregate outstanding balances of the Loans exceed the Maximum Amount, Borrowers shall immediately repay the aggregate outstanding Loans to the extent required to eliminate such excess.

(ii)           Except as otherwise provided by the SREF Intercreditor Agreement, immediately upon receipt by any Credit Party of Net Proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 6.8 (a), and, so long as an Event of Default shall not have occurred and be continuing, Net Proceeds from leases or subleases of Real Estate permitted by Section 6.8(f)) or any sale of Stock of any Subsidiary of any Credit Party to a Person other than a Credit Party, Borrowers shall prepay the Loans in an amount equal to all such Net Proceeds, provided that Net Proceeds arising from subleases under Section 6.8(e) shall be paid at such time that the Net Proceeds derived therefrom equal $100,000 in the aggregate, and after taking account for any such payments, on each occasion thereafter that the Net Proceeds derived therefrom equal $100,000 in the aggregate.  Any such prepayment shall be applied in accordance with Section 1.2(c).

(iii)          If any Credit Party issues Stock to a Person other than a Credit Party no later than the Business Day following the date of receipt of the proceeds thereof, all Borrowers (in the case of an issuance by a Guarantor) or the issuing Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs, fees and expenses paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.2(c).

(c)           Application of Certain Mandatory Prepayments.  Subject to the SREF Intercreditor Agreement, any prepayments made by Borrowers pursuant to Sections 1.2(b)(ii), or (b)(iii) above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Loans; and third, to the principal balance of the Loans outstanding until the same have been repaid in full.  The Commitment shall be permanently reduced by the amount of any such prepayments.

(d)           Application of Prepayments from Insurance and Condemnation Proceeds.  Subject to the SREF Intercreditor Agreement and to the provisions of Sections 1.2(c) and 5.4(c) of this Agreement, prepayments from insurance or condemnation proceeds in accordance with Section 5.4(c) and the Mortgages, respectively, shall be applied to the Loans; and upon satisfaction in full of all Obligations to Borrowers.  The Commitment shall be permanently reduced by the amount of any such prepayments.

(e)           No Implied Consent.  Nothing in this Section 1.2 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.3           Use of Proceeds.  Borrowers shall utilize the proceeds of the Loans for ordinary working capital and general corporate needs, provided that all proceeds of Additional Term Loans borrowed prior to the Six Month Period Termination Date, which were borrowed at a time when the GE Excess Revolver Availability was in an amount equal to or less than $26,000,000, shall be applied to repay the outstanding GE Loans in accordance with the terms of the GE Credit Agreement in an amount necessary to maintain GE Excess Revolver Availability above $26,000,000.

1.4           Interest.

(a)           Borrowers shall pay interest to Agent, for the ratable benefit of Lenders, in arrears on each applicable Interest Payment Date at the Index Rate plus 5.50% based on the aggregate Loans outstanding from time to time.

(b)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.

(d)           So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans shall be increased by two percentage points (2%) per annum above the rates of interest and the rate of such Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall then accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)           Notwithstanding anything to the contrary set forth in this Section 1.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.4(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.4(e), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.8 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

1.5           Cash Management Systems.  On or prior to the Closing Date, Borrowers and the other Credit Parties will establish and will maintain until the Termination Date, the cash management systems described in Annex C or such other cash management system reasonably acceptable to the Agent (the “Cash Management Systems”).  In the event that the Credit Parties are no longer required to maintain a cash management system pursuant to and in accordance with the terms of the GE Credit Agreement, the Credit Parties will establish and maintain a cash management system in form and substance reasonably satisfactory to Agent.

1.6           Fees.

(a)           Borrowers shall pay to Kimco, individually, the Fees specified in the Kimco Fee Letter payable to Kimco, at the times specified for payment therein.

(b)           As additional compensation for the Lenders, Borrowers shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrowers’ non-use of available funds in an amount equal to the rate of three (3%) percent per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Loans outstanding during the period for which such Fee is due.

(c)           If Borrowers pay after acceleration or voluntarily prepay all or any portion of the Loans, or if any of the Commitment is otherwise terminated, prior to the date which is one year and eleven (11) months after the Closing Date, Borrowers shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the sum of the principal amount of the Loans being so paid.  As used herein, the term “Applicable Percentage” shall mean (x)  two and one-half percent (2.50%), in the case of a prepayment on or prior to the first anniversary of the Closing Date (the “First Anniversary”), and (y) one and one-half percent (1.50%), in the case of a prepayment occurring after the First

Anniversary but prior to the date which is eleven (11) months after the First Anniversary.  Notwithstanding the foregoing, no prepayment fee shall be payable by Borrowers upon a prepayment of Reborrowable Loans.  The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitment.

1.7           Receipt of Payments.  Borrowers shall make each payment under this Agreement not later than 3:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Kimco Collection Account.  For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Kimco Collection Account prior to 3:00 p.m. New York time.  Payments received after 3:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.8           Application and Allocation of Payments.

(a)           So long as no Default or Event of Default has occurred and is continuing, (i) voluntary prepayments shall be applied as determined by Borrower Representative, subject to the provisions of Section 1.2(a); and (ii) mandatory prepayments shall be applied as set forth in Sections 1.2(c) and 1.2(d).  All payments and prepayments applied to the Loans shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share.  In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest then due and payable on the Loans; (3) to the principal balance of the Loans until the same has been paid in full; and (4) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

(b)           Agent is authorized to, and at its sole election may, charge to the Loan balance on behalf of Borrowers and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal owing by Borrowers under this Agreement or any of the other Loan Documents if and to the extent Borrowers fail to pay promptly any such amounts as and when due, even if the amount of such charges would exceed the Maximum Amount at such time.  At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the Loans hereunder.

1.9           Loan Account and Accounting.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  all Loans, all payments made by the Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by the Borrowers; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.  Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to the Borrowers for the immediately preceding month.  Unless

Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date Agent delivers such accounting to Borrower Representative, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrowers in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.10         Indemnity.

(a)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

1.11         Access.  (a) Each Credit Party shall, during normal business hours, from time to time upon one Business Day’s prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records and (c) permit Agent, and its officers, employees and agents, to inspect, review and evaluate the Collateral of any Credit Party.  Borrowers acknowledge and agree that Agent may conduct an appraisal, at the sole cost of Borrowers, utilizing an appraiser acceptable to Agent, with respect to the Real Estate, no more frequently than once per Fiscal Year at Agent’s discretion (or, if an Event of Default shall have occurred and be continuing, more frequently as Agent determines to be appropriate).  Additionally, Borrowers acknowledge and agree that Agent may conduct, at the sole cost of Borrowers, collateral audits no more frequently than twice per Fiscal Year (or, if at any time Excess Availability is less than $35,000,000 or, if an Event of Default shall have occurred and be continuing, more frequently as Agent determines to be appropriate).  If an Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as reasonably determined by Agent, each such Credit Party shall provide reasonable access to Agent and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default has occurred and is continuing, Borrowers shall provide Agent and each Lender with reasonable access to their suppliers and customers.  Each Credit Party shall make available to Agent and its counsel, as quickly as is reasonably possible under the circumstances, originals or copies of all books and records that Agent may reasonably request.  Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain reasonable duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party.  Agent will give Lenders at least five (5) days’ prior written notice of regularly scheduled audits.  Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits at no charge to Borrowers.  Without limiting the obligations of each Credit Party in this Section 1.11(a), Agent shall use its best efforts to cooperate with the GE Credit Agreement Agent to ensure that any actions taken pursuant to this Section 1.11(a) shall not duplicate similar actions taken by the GE Credit Agreement Agent under the GE Credit Agreement.

(b)           The Credit Parties shall promptly deliver to Agent copies of any appraisals of Collateral which are made available to any other lender, creditor or shareholder of any of the Credit Parties.

1.12         Taxes.

(a)           Except as otherwise required by law, any and all payments by each Borrower or any other Credit Party hereunder (including any payments made pursuant to Section 12) or under the Notes or any other Loan Document shall be made, in accordance with this Section 1.12, free and clear of and without deduction for any and all present or future Taxes, excluding (A) net income taxes, franchise taxes, (imposed in lieu of net income taxes), and branch profits taxes, in each case imposed on Agent or any Lender as a result of a present or former connection between Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (B) any taxes that are attributable to such Lender’s failure to comply with the requirements of Section 1.12(c), or (C) any withholding taxes imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower or any other Credit Party with respect to such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings pursuant to this Section 1.12(a).  If any Borrower or any other Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to

Section 12) or under the Notes or any other Loan Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.12) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower or such other Credit Party shall make such deductions, and (iii) such Borrower or such other Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within thirty (30) days after the date of any payment of Taxes, Borrower Representative or such other Credit Party shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.  Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.

(b)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of non-excluded Taxes (including any non-excluded Taxes imposed by any jurisdiction on amounts payable under this Section 1.12) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)           Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption from U.S. withholding taxes (a “Certificate of Exemption”).  Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

1.13         Capital Adequacy; Increased Costs; Illegality.

(a)           If any Lender shall have in good faith determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within thirty (30) days after notice and demand by such Lender in good faith together with the certificate referred to in the next sentence (with a copy of such demand to Agent) delivered no later than ninety (90) days after such Lender has notice thereof, pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate in reasonable detail as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to

Borrower Representative and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan (such increase shall not include any amounts attributable to Taxes which shall be dealt with exclusively under Section 1.12), then Borrowers shall from time to time, within thirty (30) days after notice and demand by such Lender in good faith (with a copy of such demand to Agent), delivered no later than ninety (90) days after such Lender has notice thereof, pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate in reasonable detail as to the amount of such increased cost, submitted to Borrower Representative and to Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.13(b) and clause (a) above.

(c)           Within fifteen (15) days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.12(a), 1.13(a) or 1.13(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent.  If Borrowers obtain a Replacement Lender within ninety (90) days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitment to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrowers’ notice of intention to replace such Affected Lender.  Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within ninety (90) days thereafter, Borrowers’ rights under this Section 1.13(c) with respect to such Affected Lender shall terminate and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.12(a), 1.13(a) and 1.13(b).

1.14         Single Loan.  Loans to Borrowers and all of the other Obligations of Borrowers arising under this Agreement and the other Loan Documents owing to Agent and the

Lenders shall constitute one general obligation of Borrowers secured, until the Termination Date, by all of the Collateral.

2.                                      CONDITIONS PRECEDENT

2.1           Conditions to the Initial Loans.  No Lender shall be obligated to make any Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

(a)           Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b)           Repayment of Prior Lender Obligations.  (i)  Agent shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full from, among other things, the proceeds of the GE Credit Agreement and all Liens upon any of the property of Borrowers or any of their Subsidiaries in favor of Prior Lenders shall be terminated by Prior Lenders immediately upon such payment; and (ii) all letters of credit issued or guaranteed by Prior Lenders shall have been cash collateralized, supported by a guaranty of the GE Credit Agreement Agent or supported by a letter of credit issued by the GE Credit Agreement Agent or otherwise treated in a manner mutually agreed upon by the GE Credit Agreement Agent, Borrowers and Prior Lenders.

(c)           Approvals.  Other than as provided in the Post-Closing Deliveries Letter, Agent shall have received (i) reasonably satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions and (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no other consents or approvals are required.

(d)           Minimum Excess Availability.  On the Closing Date, the sum of (i) the GE Excess Revolver Availability (after giving effect to the loans made pursuant to the GE Credit Agreement to be made on the Closing Date) and (ii) the difference between the Maximum Amount and the aggregate amount of the Loans outstanding as of the Closing Date, shall equal (on a pro forma basis, after giving effect to all disbursements required to be paid on the Closing Date under the Plan of Reorganization or for which Reserves have been established (other than the portion of the success fee of Kroll Zolfo Cooper LLC that remains unpaid on the Closing Date, which unpaid portion shall not exceed fifty percent (50%) of such total fee [and the PBGC Administrative Claim that will remain unpaid on the Closing Date in accordance with the PBGC Settlement], trade payables incurred after the Petition Date being paid as they become due, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration of working capital and without giving effect to any Reserves which might be reasonably required by the Agent and the GE Credit Agreement Agent at least $41,500,000; provided that GE Excess Revolver Availability for Borrowers in the aggregate, on the Closing Date, is at least $29,000,000.

(e)           Payment of Fees. Borrowers shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.6 (including the Fees specified in the Kimco Fee Letter), and shall have reimbursed Agent for all reasonable out-of-pocket fees, costs and expenses of closing presented as of the Closing Date in accordance with the Kimco Fee Letter.

(f)            Capital Structure; Other Indebtedness.  The capital structure of each Credit Party shall be as described in the Plan of Reorganization, or otherwise reasonably satisfactory to Agent, and the terms and conditions of all Indebtedness of each Credit Party shall be reasonably acceptable to Agent in its sole reasonable discretion.

(g)           Due Diligence.  Agent shall have completed its business and legal due diligence.

(h)           Consummation of Related Transactions.  Agent shall have received fully executed copies of the Related Transaction Documents, each of which shall be in form and substance reasonably satisfactory to Agent and its counsel.  The Related Transactions shall, on the Closing Date, be consummated in accordance with the terms of the Related Transaction Documents simultaneously with the making of the initial Loans.

(i)            Confirmation Order.  The Plan of Reorganization shall have been confirmed by a final order entered by the Bankruptcy Court, in form attached hereto as Exhibit C (the “Confirmation Order”).  The Confirmation Order shall not have been supplemented, modified or stayed by the Bankruptcy Court or any other court having jurisdiction to issue any such stay, and shall have been entered upon such notice as shall be required by the Bankruptcy Code, the Bankruptcy Rules (including any applicable local bankruptcy rules) and order of the Bankruptcy Court.  Moreover, the time to appeal the Confirmation Order or to seek review, rehearing, or certiorari with respect to the Confirmation Order must have expired, no appeal or petition for review, rehearing, or certiorari with respect to the Confirmation Order may be pending, and the Confirmation Order must otherwise be a final, non-appealable order in full force and effect.

(j)            Effectiveness of Plan of Reorganization.  All conditions to the effectiveness of the Plan of Reorganization (other than the financing contemplated hereunder and under the GE Credit Agreement) shall have been satisfied or waived in a manner reasonably acceptable to Agent and the Lenders.

(k)           Sale-Leaseback.  Agent shall receive evidence reasonably satisfactory to Agent that Penn Traffic (i) consummated (or will concurrently herewith consummate) the sale-leaseback of Penn Traffic’s five distribution warehouses on the terms and conditions set forth in that certain Agreement for Sale and Leaseback, dated as of December 22, 2004, by and between Penn Traffic and Equity Industrial PT Limited Partnership, as in effect on the Closing Date and previously delivered to Agent and the Lease Agreement, dated as of the date hereof, by and between Equity Industrial Partners Corp. and Penn Traffic, and (ii) received aggregate cash proceeds of at least $35,000,000 from such sale-leaseback transaction (before deducting for any related transaction costs and expenses).

2.2           Further Conditions to Each Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Additional Term Loans, if, as of the date thereof:

(a)           any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date (or as if made on such date), except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and Agent or Requisite Lenders have determined not to make such an Additional Term Loan as a result of the fact that such warranty or representation is untrue or incorrect;

(b)           any event or circumstance has occurred since the date hereof which has had a Material Adverse Effect as determined by the Requisite Lenders and Agent or the Requisite Lenders have determined not to make such an Additional Term Loan as a result of the fact that such event or circumstance has occurred;

(c)           any Default or Event of Default has occurred and is continuing or would result after giving effect to any Additional Term Loan, and Agent or Requisite Lenders shall have determined not to make any Additional Term Loan as a result of that Default or Event of Default; or

(d)           after giving effect to any Additional Term Loan, the outstanding principal amount of the aggregate Loans would exceed the Maximum Amount.

(e)           Agent shall not have received:  (i) evidence that all applicable mortgage recording taxes and similar taxes in connection with each Mortgage securing the Loans, including, without limitation, the applicable Additional Term Loan, have been paid and a supplement to each such Mortgage (signed by the Mortgagor) acknowledging the funding of such Additional Term Loan (and otherwise in form and substance reasonably acceptable to Agent); (ii) evidence that such Mortgage is not subject to any Liens except those specified as exceptions in Agent’s title insurance policy insuring such Mortgage as of the Closing Date and other Permitted Encumbrances of a type, in an amount and in form and substance substantially similar to such exceptions in such title insurance policy (however, if such Mortgage is subject to any other Lien, Agent may, in its reasonable discretion, accept such Lien provided Agent receives title insurance policy omitting such Lien or showing such Lien as subordinate or affirmative insurance against such Lien); or (iii) an endorsement to such title insurance policy in form and substance reasonably acceptable to Agent providing for, among other things, (y) an increase of the amount of such policy by the amount of the applicable Additional Term Loan and (z) an amendment of the date of such policy to the date of the advance of the applicable Additional Term Loan.

The request and acceptance by any Borrower of the proceeds of any Additional Term Loans shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2  have been satisfied and (ii) a reaffirmation by Borrowers of the cross-guaranty provisions set forth in Section 12 and of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.                                      REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1           Corporate Existence; Compliance with Law.  Each Credit Party (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or Lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $250,000; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber the Collateral (subject to Permitted Encumbrances) and operate its properties, to lease the property it operates under lease and to conduct its business pursuant to its current and proposed practices; (d) subject to specific representations regarding Environmental Laws, tax laws and ERISA, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct other than filings required to be made with the Securities & Exchange Commission (which the Credit Parties covenant and agree shall be rectified on or prior to the end of Fiscal Year 2006); (e) is in compliance in all material respects with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in material compliance with all applicable provisions of law.

3.2           Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, the current location of each Credit Party’s chief executive office and the warehouses, consignment, and other premises at which any Collateral is located are set forth in Disclosure Schedule (3.2(a)), and none of such locations has changed within the 12 months preceding the Closing Date, except as listed on Disclosure Schedule (3.2(b)).  In addition, Disclosure Schedule (3.2(a)) lists the federal employer identification number of each Credit Party.

3.3           Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents (including, without limitation, the execution and delivery of amendments of the Leases entered into in connection with the Loans) to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable; (c) do not contravene any provision of such Person’s charter, bylaws or partnership or operating agreement as applicable;

(d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority in any material respect; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Credit Party is a party or by which such Credit Party or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Credit Party other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) except for the amendments of the leases and as provided in the Post-Closing Deliveries Letter, do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which, except for the amendments of the leases and as provided in the Post-Closing Deliveries Letter, will have been duly obtained, made or complied with prior to the Closing Date.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

3.4           Financial Statements and Projections.  Except for the Projections and the Pro Forma, all Financial Statements concerning Borrowers and their respective Subsidiaries that are referred to below and in Section 5.12 have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)           Financial Statements.  The unaudited balance sheet(s) at January 29, 2005 and the related statements of income and cash flows of Borrowers and their Subsidiaries for the Fiscal Year then ended has been delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(a)).

(b)           Pro Forma.  The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Borrowers and their Subsidiaries giving pro forma effect to the Related Transactions, was based on the unaudited consolidated balance sheets of Borrowers and their Subsidiaries included in their Disclosure Statement, as approved by the Bankruptcy Court on January 25, 2005 (as amended), and was prepared in a manner consistent with Borrower’s past practice.

(c)           Projections.  The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrowers based on the past operations of their businesses, but including future payments of known contingent liabilities, and reflect projections for the three-year period beginning on January 30, 2005 on a month-by-month basis for the first year and on a year-by-year basis thereafter.  The Projections are based upon estimates and assumptions as stated therein, all of which Borrowers believe to be reasonable and fair in light of current conditions and current facts known to Borrowers and, as of the Closing Date, reflect Borrowers’ good faith and reasonable estimates of the future financial performance of Borrowers and of the other information projected therein for the period set forth therein.

3.5           Material Adverse Effect.  Between January 25, 2005 and the Closing Date: (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and to the best of Borrowers’ knowledge no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Between January 25, 2005 and the Closing Date no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6           Ownership of Property; Liens.

(a)           As of the Closing Date, the real estate (“Real Estate”) summaries of which are included in Disclosure Schedule (3.6(a)) constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate.  Each Credit Party owns a valid leasehold interest in all of its leased Real Estate, all as described on Disclosure Schedule (3.6(a)), and true and correct copies of all Leases (except Minor Leases) have been delivered to Agent; furthermore, Disclosure Schedule (3.6(a)) further describes any Real Estate with respect to which any Credit Party is a lessor or sublessor as of the Closing Date.  As of the Closing Date, Disclosure Schedule (3.6(b)) sets forth legal descriptions of all Real Estate owned by any Credit Party and for which Agent has been granted a mortgage as of the Closing Date and Disclosure Schedule (3.6(c)) lists all locations and the date of expiration of the applicable leases (except Minor Leases) with respect to Real Estate for which any Credit Party is a tenant under a lease (and all amendments thereto) that create any leasehold interest of any Credit Party.  Each Credit Party also has good title to, or valid leasehold interests in, all of its personal property and assets.  Except as disclosed on Disclosure Schedule (6.7) and as of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens (other than Permitted Encumbrances, Liens under the GE Credit Agreement, the Trade Lien Program and other Liens permitted under Section 6.7 hereof), and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws except as set forth on Disclosure Schedule (3.17) or in the environmental reports listed in Disclosure Schedule (D-1) other than Permitted Encumbrances, Liens under the GE Credit Agreement, the Trade Lien Program and other Liens permitted under Section 6.7 hereof.  None of the Permitted Encumbrances have been violated if such violation would have a material adverse effect upon the subject Real Estate.  Each Credit Party has received all deeds, assignments, waivers, consents, bills of sale and other documents, and has duly effected all recordings, filings and other actions, in each case, necessary to establish and protect such Credit Party’s right, title and interest in and to all such Real Estate.  As of the Closing Date, Disclosure Schedule (3.6(a)) also describes any purchase options, rights of first refusal or other similar contractual rights vested in any third party and encumbering any Credit Party’s interest in any Real Estate.  As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

(b)           Except as otherwise permitted hereunder, the Leases are in full force and effect and are enforceable in accordance with their respective terms.  Except as otherwise disclosed to Agent, there are no material defaults by lessor or lessee under any Lease and to each Credit Party’s knowledge, no event has occurred or failed to occur which, with the giving of notice or the passage of time or both, would constitute such a default under any Lease.

(c)           Except as disclosed in Disclosure Schedule 3.6(c), public utilities adequately serve all utility requirements of each parcel of developed Real Estate and such public utilities enter directly through adjoining public streets or enter through adjoining private lands under appurtenant perpetual easements benefiting the applicable Real Estate (which easements (i) do not impose material obligations on the owner of such Real Estate and (ii) are reasonable in form and substance for the operation and ownership of such Real Estate).  Except as disclosed in Disclosure Schedule 3.6(c), each parcel of Real Estate does not rely on any drainage, sewer, access, structural or other facilities located on any other property not included in the same to fulfill any zoning, building code or other municipal or governmental requirement, for structural support or to furnish to the same access, any essential building systems, facilities or utilities unless pursuant to a valid easement benefiting the Real Estate (which easement (i) does not impose material obligations on the owner of such Real Estate and (ii) is reasonable in form and substance for the operation and ownership of such Real Estate).

(d)           Each Lease was negotiated at arms length and none of the Credit Parties are affiliated with any other party under any Lease.  Except with respect to any reciprocal agreement signed by a Credit Party and a landlord under a Lease which is currently a Permitted Encumbrance hereunder, each Lease is the only material agreement between the parties thereto with respect to the subject matter thereof.  Except as set forth in Disclosure Schedule 3.6(c), as of the Closing Date, (i) no Credit Party has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease or sublet all or any portion of any premises demised under any Lease, and (ii) the applicable Credit Party is in possession of the premises demised under any Lease.  Except as set forth on Disclosure Schedule 3.6(c), no penalties are accrued and unpaid under any Lease and no landlord or tenant under any Lease has exercised any option or right to cancel or terminate such Lease or shorten the term thereof, lease additional premises, reduce or relocate the premises demised by such Lease or purchase any property.  None of the rights of the Credit Parties under any Lease will be subject to termination or modification as the result of the consummation of the transactions contemplated by this Agreement.  The current expiration date of each Lease is set forth in Disclosure Schedule 3.6(c).  The representations contained in this paragraph shall not apply to Minor Lease Interests.

(e)           Except as disclosed on Disclosure Schedule 3.6(e), to the best knowledge of any Credit Party, no portion of any Real Estate is located in a special flood hazard area as designated by any federal Governmental Authority.

3.7           Labor Matters.  Except as set forth in Disclosure Schedule (3.7), as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state or local law applicable to such matters to the extent subject to it; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been made available to Agent); (e) there is no union organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition as a collective bargaining unit; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8           Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  As of the Closing Date, all of the issued and outstanding Stock of each Credit Party (except Penn Traffic) shall have been distributed in accordance with the Plan of Reorganization and in the amounts set forth in Disclosure Schedule (3.8).  The Stock of Penn Traffic will be distributed in accordance with the Plan of Reorganization.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 and Section 6.6 (including Disclosure Schedule (6.3)).

3.9           Government Regulation.  None of the Credit Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.  None of the Credit Parties is a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.  No Credit Party is subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder.  The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10         Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11         Taxes.  Except as set forth in Disclosure Schedule (3.11), all material tax returns, reports and statements, including information returns, required by any Governmental Authority (“Tax Returns”) to be filed by any Credit Party have been filed with the appropriate Governmental Authority within the appropriate time frame allotted by such Governmental Authority (including any extensions) and all Charges relating specifically to Taxes have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges relating specifically to Taxes or other amounts being contested in accordance with Section 5.2(b).  All material amounts have been properly and accurately withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  Except as described in Disclosure Schedule (3.11), and as of the Closing Date no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges relating specifically to Taxes.  Except as disclosed on Disclosure Schedule (3.11), as of the Closing Date none of the Credit Parties and their respective predecessors are liable for any Charges relating specifically to Taxes: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party’s knowledge, as a transferee.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

3.12         ERISA.

(a)           Disclosure Schedule (3.12) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans.  Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been made available to Agent.  Except with respect to Multiemployer Plans or as disclosed on Disclosure Schedule (3.12), each Qualified Plan has received a favorable determination letter from the IRS to the effect that such Plan is qualified under Section 401 of the IRC, and that the trusts created thereunder are exempt from tax under the provisions of Section 501 of the IRC, and to the knowledge of any Credit Party nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Except as disclosed on Disclosure Schedule (3.12), each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23.  Except as disclosed on Disclosure Schedule (3.12), neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Except as disclosed on Disclosure Schedule (3.12), neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)           Except as set forth in Disclosure Schedule (3.12):  as of the Closing Date, (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time).  Except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan.  No liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.  As of the Closing Date, no Credit Party has any plan to increase or enhance the benefits available under any Title IV Plan in existence as of the Closing Date, except as required by law; and for all periods after the Closing Date, no Credit Party shall increase or enhance the benefits available under any Title IV Plan in existence as of the Closing Date in any material respect, except as required by law or as consented to by Agent in its sole discretion.  Except as consented to by Agent in its sole discretion, no Title IV Plan established subsequent to the Closing Date shall have an Unfunded Pension Liability in an amount greater than $500,000.

(c)           Disclosure Schedule (3.12) lists, as of the Closing Date, all Benefit Plan Settlements.  Neither any Borrower nor any ERISA Affiliate has failed to comply in any material respect with the terms of any Benefit Plan Settlement applicable to it, and as of the Closing Date there are no pending, or to the knowledge of any Borrower, threatened material claims, sanctions, actions or lawsuits asserted against any Borrower or any ERISA Affiliate for alleged failure to comply with the terms of any Benefit Plan Settlement.

3.13         No Litigation.  Except as disclosed in Disclosure Schedule (3.13), no action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) that challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $500,000, or injunctive relief against, or alleges criminal misconduct of, or that would have a Material Adverse Effect on the value of the Collateral of, any Credit Party.

3.14         Brokers.  No broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15         Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each U.S. issued Patent, registered Trademark, registered Copyright or applications therefor and material License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15).  Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.  Except as set forth in Disclosure Schedule (3.15), as of the Closing Date no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property in any material respect.

3.16         Full Disclosure.  No information contained in this Agreement, any of the other Loan Documents, any Projections, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.17         Environmental Matters.

(a)           Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) to the knowledge of the Credit Parties, the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not materially adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate that could reasonably be expected to result in Environmental Liabilities in excess of $500,000; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental

Liabilities which could reasonably be expected to exceed $500,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $500,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes or other Environmental Laws, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes, in either case, where such notice could reasonably be expected to result in Environmental Liabilities in excess of $500,000; and (viii) as of the Closing Date, the Credit Parties have provided to Agent copies of all existing material and current environmental reports, reviews and audits and other material written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(b)           Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18         Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

3.19         Deposit and Disbursement Accounts.  Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20         Government Contracts.  Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21         Customer and Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in:  (i) the business relationship of the Credit Parties taken as a whole with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten (10) largest customers as set forth on Disclosure Schedule (3.21), of the Credit Parties taken as a whole; or (ii) the business relationship of the Credit Parties taken as a whole with any supplier material to its operations.

3.22         Agreements and Other Documents.

(a)           As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies of (or reasonable access to) all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22(a)):  (i) supply agreements and purchase agreements not terminable by such Credit Party within 60-days following written notice issued by such Credit Party and involving transactions that account for more than 5% of the total cost of purchases of the Credit Parties (taken as a whole) during the Fiscal Year most recently ended, (ii) licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect;  (iii) instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; (iv) Franchise Agreements; and (v) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

(b)           Set forth in Disclosure Schedule (3.22(b)) is a list, as of the Closing Date, of the ten largest suppliers and vendors of Credit Parties, taken as a whole, as measured by the cost of purchases made by the Credit Parties for the twelve months ended as of January 29, 2005.  Except in connection with the Chapter 11 cases or as disclosed in Disclosure Schedule (3.22(b)), as of the Closing Date, no material supplier or vendor (or group of related suppliers or vendors which in the aggregate is material) of the Credit Parties, taken as a whole, has given them notice or, to the knowledge of the Credit Parties, has taken any other action which has given any Credit Party any reason to believe that such supplier or vendor (or affiliated group of related suppliers or vendors) will cease to supply or materially restrict the amount supplied or materially adversely change its price or terms to any Credit Party of any products or services.  For such purposes, a supplier or vendor (or group of related suppliers or vendors) shall be deemed “material” if such supplier or vendor (or group of related suppliers or vendors) has accounted for more than 5% of such total cost of purchases of the Credit Parties (taken as a whole) during the past Fiscal Year.

(c)           Other than as permitted by Section 6.17 hereof, neither any Borrower nor any other Credit Party is subject to any derivative or forward contract that can be terminated based upon the bankruptcy filing of such Person.

(d)           As of the Closing Date, (i) Disclosure Schedule (3.22)(d) hereto sets forth a complete list of the name of each Person, as a franchisee, that operates a Riverside market, Bi-Lo market, or Big M franchise on the date hereof, and the location of each such franchise; (ii) except as set forth on Disclosure Schedule (3.22(d)), each of the Franchise Agreements is and will be enforceable against the parties thereto (other than the Credit Parties) in accordance with its terms; and (iii) except as set forth on Disclosure Schedule (3.22(d)), none of the Credit Parties or, to the best of their knowledge, any other party to the Franchise Agreements is in default in any material respect under one or more of the Franchise Agreements.

3.23         Solvency.  Both before and after giving effect to (a) the Loans to be made or incurred on the Closing Date or such other date as Loans requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower Representative; (c) the Refinancing and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.

3.24         Subordinated Debt and the GE Credit Agreement.  As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the Subordinated Debt Documents and the GE Credit Agreement Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). Each Borrower has the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Debt Documents and the GE Credit Agreement Documents.  All Obligations shall be entitled to the benefits of the SREF Intercreditor Agreement and are entitled to the benefits of the subordination provisions contained in the Subordinated Debt Documents.  Borrowers acknowledge that Agent and each Lender are entering into this Agreement and are extending the Commitment in reliance upon the SREF Intercreditor Agreement and the subordination provisions of the Subordinated Debt Documents and this Section 3.24.

3.25         HIPAA Compliance.

(a)           As of the Closing Date, each Credit Party shall be in compliance with HIPAA in all material respects to the extent applicable to it.

(b)           To the extent that and for so long as any Credit Party is a “covered entity” within the meaning of HIPAA, such Credit Party (i) has undertaken or will promptly undertake in all material respects all appropriate surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA; (ii)  has developed or will promptly develop an appropriate plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Credit Party is or becomes HIPAA Compliant.

(c)           For purposes hereof, “HIPAA Compliant” shall mean that each Credit Party (i) is or will be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and could not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that has or could reasonably be expected to have a Material Adverse Effect.

(d)

(e)           Schedule (3.25) hereto sets forth a complete list of all “business associate agreements” (as such term is defined in HIPAA) that any Credit Party has entered into with any person as of the date hereof.

3.26         Compliance with Health Care Laws.  Without limiting the generality of any representation or warranty in this Section 3, or in any of the other Loan Documents:

(a)           Each Credit Party is in compliance in all material respects with all applicable Health Care Laws to which it is subject, including all Medicare and Medicaid program rules and regulations applicable to them.  Without limiting the generality of the foregoing, no Credit Party has received notice by a Governmental Authority of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b)           Each Credit Party has maintained in all material respects all records required to be maintained by it under or by the Joint Commission on Accreditation of Healthcare Organizations, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs as required by the Health Care Laws and has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under applicable Health Care Laws.

(c)           Each Credit Party who is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, all of which are complete and correct in all material respects. There are no known claims, actions or appeals pending before any Third Party Payor or Governmental Authority, including, without limitation, any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any Medicare or Medicaid cost reports or claims filed by any Credit Party on or before the date hereof.  There currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure.

(d)           Disclosure Schedule (3.26) hereto sets forth, as of the Closing Date, an accurate, complete and current list of all participation agreements of each Credit Party with health maintenance organizations, insurance programs, preferred provider organizations and other Third Party Payors and all such agreements are in full force and effect in accordance with their terms and no material default exists thereunder.

3.27         PASA.  As of the Closing Date, no Credit Party is subject to PASA in any respect.

3.28         Lien Priority.  The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances, other Liens permitted in Sections 6.7(b), (d), (e) and (f) which are entitled to priority in this Agreement (but in the case of Collateral consisting of Real Estate, subject only to the specific exceptions noted in the applicable title insurance policy as of the Closing Date, or if no such policy is issued, subject only to Permitted Encumbrances), and to the extent provided in the SREF Intercreditor Agreement.

4.                                      FINANCIAL STATEMENTS AND INFORMATION

4.1           Reports and Notices.

(a)           Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

(b)           Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent the various Collateral Reports.

4.2           Communication with Accountants.  Each Credit Party executing this Agreement authorizes (a) Agent at its reasonable request and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and, at Agent’s reasonable request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to thereto (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.                                      AFFIRMATIVE COVENANTS

Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1           Maintenance of Existence and Conduct of Business; Franchise Agreements.

(a)           Each Credit Party shall:  do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; material to the conduct of its business; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; if such Credit Party was a Certified Medicare Provider and/or a Certified Medicaid Provider on the Closing Date, preserve its certification and continue to act as such a Certified Medicare Provider and/or a Certified Medicaid Provider at all times; continue to own or lease and operate its Real Estate as a supermarket or other use consistent with current practices and will not change the same without prior written notice to and consent by Agent, other than the subletting of retail properties in the ordinary course of business consistent with past practices which subletting shall be in accordance with Section 6.8(f) and the opening and closing of stores as otherwise permitted herein; at all times maintain, preserve and protect all of its material assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, and replacements consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

(b)           Each Credit Party shall fully perform all of its obligations under the Franchise Agreements in all material respects and shall enforce all of its rights and remedies thereunder to the extent material to its business.

5.2           Payment of Charges.

(a)           Subject to Section 5.2(b) and except as provided under the Plan of Reorganization, each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

(b)           Each Credit Party may in good faith contest, by proper legal action or other appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; and (v) Agent has not advised Borrowers in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

5.3           Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

5.4           Insurance; Damage to or Destruction of Collateral.

(a)           The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or such other replacement policies in form and amounts and with insurers reasonably acceptable to Agent.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter with notice to Borrower Representative obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent reasonably deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)           Agent reserves the right at any time upon any change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s reasonable opinion, adequately protect both Agent’s and Lender’s interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry.  If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c)           Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, subject to the rights of Lenders under the GE Credit Agreement as specified in the SREF Intercreditor Agreement and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured, subject to the rights of Lenders under the GE Credit Agreement as specified in the SREF Intercreditor Agreement.  Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Event of Default has occurred and is continuing or the anticipated proceeds exceed $3,000,000, as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $1,000,000 or more, whether or not covered by insurance.  Subject to the SREF Intercreditor Agreement, after deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.2(d), or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $3,000,000 in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; (and such expenditures shall not be included in any determination under clause (a) of Annex G); provided that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.2(d).  Subject to the SREF Intercreditor Agreement, all insurance proceeds that are to be made available to Borrowers during such 180-day period to replace, repair, restore or rebuild the Collateral shall be held by Agent in a segregated account in the name of Agent for such 180 day period.  During such period, subject to the SREF Intercreditor Agreement, Agent shall make such funds available to Borrowers to replace, repair, restore or rebuild the Collateral, provided the Borrower Representative shall deliver to Agent a request for such funds together with all documentation reasonably satisfactory to the Agent describing the use of such funds.  To the extent not used to replace, repair, restore or rebuild the Collateral within such 180 day period or such longer period as may be agreed to by the Agent, such insurance proceeds shall be applied in accordance with Section 1.2(d).

5.5           Compliance with Benefit Plan Settlements and Laws.  Each Borrower shall materially comply with all Benefit Plan Settlements and all federal, state, provincial local and foreign laws and regulations applicable to it, including those relating to PACA, PASA, ERISA and labor laws.

5.6           Supplemental Disclosure.  From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7           Intellectual Property.  Each Credit Party will use commercially reasonable efforts to conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.

5.8           Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $100,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then  each Credit Party shall, upon Agent’s reasonable written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if such Credit Party fails to cause the preparation of such environmental audits, permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrowers shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of  the Obligations secured hereunder.

5.9           Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each Credit Party shall use reasonable best efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent, unless a waiver or subordination provision is already included in the applicable lease, mortgage or other agreement.  Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.  To the extent otherwise permitted by any related financing permitted under Section 6.7(d), if any Credit Party proposes to acquire (i) a leasehold interest in Real Estate that is not a Minor Lease Interest after the Closing Date (including, without limitation, the Fayetteville Property), it shall first provide to Agent a Mortgage granting Agent a first priority Lien on such leasehold interest, or (ii) a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Agent a Mortgage granting Agent a second priority Lien on such Real Estate, subject only to the Lien in favor of the GE Credit Agreement Agent, in each case, together with environmental audits, mortgage title insurance policy, real property survey, local counsel opinion(s), and, if reasonably required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

5.10         Environmental Reports.  Upon the reasonable request of Agent after the occurrence of an Event of Default, at any time following the Closing Date, Borrowers shall deliver to Agent Phase I Environmental Site Assessment Reports, consistent with American Society for Testing and Materials (ASTM) Standard E 1527-94 and applicable state requirements, on all of the Mortgaged Properties, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance reasonably satisfactory to Agent; and upon such further reasonable request of Agent, Borrowers shall deliver such environmental review and audit reports, including Phase II Environmental Site Assessment reports, with respect to the Mortgaged Properties as Agent shall have requested, and Agent shall be satisfied, in its sole discretion, with the contents of all such environmental reports.  Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

5.11         ERISA.  Each Credit Party shall furnish to the Agent written notice as soon as possible, and in any event within ten (10) Business Days after any Credit Party knows or has reason to know, of:  (a) a material increase in the benefits of any existing Plan, the establishment of any new Title IV Plan or Retiree Welfare Plan, or the commencement of material contributions to any Plan; or (b) the occurrence of an ERISA Event, in which case such written notice shall include a statement of an officer setting forth the details of such ERISA Event and any action which the Credit Parties propose to take with respect thereto. The Credit Parties shall furnish to the Agent, within thirty (30) Business Days after the filing thereof with the Department of Labor, IRS or PBGC, copies of the most recent annual report (From 5500 series) filed for each Plan.  The Credit Parties shall furnish to the Agent, within thirty (30) days after receipt by any Credit Party or ERISA Affiliate, copies of each actuarial report for each Title IV Plan or Multiemployer Plan and each annual report for any Multiemployer Plan.

5.12         Financial Statements.  The Credit Parties shall have delivered to Agent on or prior to August 30, 2005, the audited consolidated balance sheets at January 29, 2005 and the related statements of income and cash flows of Borrowers and their Subsidiaries for the Fiscal Year then ended, certified by Deloitte & Touche, LLP.

5.13         Credit Card Agreements.  Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, any Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower; provided, that, such

Borrower shall give Agent not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (c) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Agent shall have received not less than thirty (30) days prior written notice of the intention of such Borrower to enter into such agreement (together with such other information with respect thereto as Agent may request) and (ii) such Borrower delivers, or causes to be delivered to Agent, a Credit Card Acknowledgment in favor of Agent, (d) give Agent immediate written notice of any Credit Card Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request; and (e) furnish to Agent, promptly upon the reasonable request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

5.14         Fayetteville Litigation.  The Credit Parties shall authorize and direct COR to pay or deliver all proceeds to GE Credit Agreement Agent, for application to the Obligations in accordance with the terms of the GE Credit Agreement subject to the SREF Intercreditor Agreement, following an adverse ruling, order or decree in the Fayetteville Litigation entered by a court of competent jurisdiction which becomes final and no longer subject to appeal, rehearing or re-argument and requiring the divestiture of the applicable Credit Party’s fee simple title with respect to the Fayetteville Property to COR.

5.15         Insurance Processing Agreements.  Each Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Insurance Processing Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Insurance processing Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Insurance Processing Agreements, or consent to or permit to occur any of the foregoing; except, that, any Borrower may terminate, cancel or fail to renew any of the Insurance Processing Agreements in the ordinary course of he business of such Borrower; provided, that, such Borrower shall give Agent  not less than fifteen (15) days prior written  notice of its intention to so terminate or cancel any of the Insurance Processing Agreements; (c) not enter into any new Insurance Processing Agreements with any new Insurance Claims Processor unless (i) Agent shall have received not less than fifteen (15) days prior written  notice of the intention of such Borrower to enter into such agreement (together with any such information with respect thereto as Agent may request) and (ii) such Borrower delivers, or causes to be delivered to Agent, Insurance Processing Acknowledgments in favor of Agent, (d) give Agent immediate written  notice of any Insurance Processing Agreement entered into by such Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request; and (e) furnish to Agent, promptly upon the reasonable request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or the other party or parties thereto with the terms, covenants or provisions of the Insurance Processing Agreements.

5.16         Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

5.17         Leases.

(a)           With respect to each Lease that is not a Minor Lease, the applicable Credit Parties shall:

(i)            promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and/or observed by it under each Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder and maintain in full force and effect each Lease;

(ii)           promptly notify the Agent of any default alleged in writing by any Person under each Lease;

(iii)          promptly deliver to the Agent a copy of each notice of default and other material notice to be provided or received in respect of any Lease;

(iv)          use commercially reasonable efforts to enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the other party under each Lease; and

(v)           promptly deliver to Agent, on a quarterly basis, reasonable evidence of the proper payment of any Charges, fixed rent, percentage rent, additional rent or any other amount in connection with such Lease.

(b)           Right to Take Action.  If any Credit Party shall fail to perform or observe (after the applicable notice and grace period) any of the covenants and/or agreements required to be performed and/or observed by it under any Lease subject to a Mortgage, including, without limitation, payment of all rent and other charges due thereunder, the Agent may, after 10 days’ prior notice (except in emergencies and/or in situations where a failure sooner to perform or observe the same may result in a forfeiture under the  Lease (in either of the foregoing cases, Agent shall give only such prior notice as is reasonable under the existing circumstances)), take such action as is appropriate to cause such covenants and/or agreements promptly to be performed and/or observed on behalf of the Credit Parties but no such action by the Agent shall release any Credit Party from any of its obligations under the Loan Documents.  Upon receipt by Agent from the counterparty under any Lease of any notice of default by the Credit Parties thereunder, Agent may rely thereon and take any reasonable action as aforesaid to cure such default even though the existence of such default or the nature thereof may be questioned or denied by the Credit Parties or by any party on behalf of the Credit Parties.

(c)           Renewal Options.  The Credit Parties shall, at least 30 days prior to the last day upon which the Credit Parties may validly exercise any option to renew or extend the term of any Lease that is subject to a Mortgage or that is not a Minor Lease Interest (i) duly exercise such option and (ii) give immediate notice thereof to Agent.  If the Credit Parties shall fail to so exercise any such option, the Agent shall have, and is hereby granted, the irrevocable right to exercise such option, either in its own name and behalf, or in the name and behalf of the Credit Parties, all as the Agent shall reasonably determine.

(d)           During the continuance of an Event of Default, Agent shall have the right, but not the obligation, (i) to perform and comply with all obligations of the applicable Credit Party under the affected Lease without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such action as Agent deems necessary or desirable to prevent or cure any default by the applicable Credit Party under the Lease, including, without limitation, any act, deed, matter or thing whatsoever that the applicable Credit Party may do in order to cure a default under the Lease and (iii) to enter in and upon the land or any part thereof to such extent and as often as Agent deems reasonably necessary or desirable in order to prevent or cure any default of the applicable Credit Party under the Lease.  Any obligations that the Agent undertakes pursuant to the preceding sentence shall constitute Obligations under this Agreement. The applicable Credit Party shall, within five (5) days after written request is made therefor by Agent, execute and deliver to Agent or to any party designated by Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Agent pursuant to this Section or as may otherwise be required by Agent.

5.18         Real Estate Disclosures.     Upon the acquisition or disposition by any Credit Party of any Real Property, the Borrowers shall deliver to the Agent updated Disclosure Schedules 3.6(c) and 3.6(e), and after giving effect to such updates, the representations and warranties contained in Sections 3.6(c) through 3.6(e) shall be true and correct in accordance therewith.

6.                                      NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1           Mergers, Subsidiaries, Etc.  Except to the extent permitted by Section 6.2(f), no Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except that any Credit Party may merge with a Borrower, provided that Borrower Representative shall be the survivor of any such merger to which it is a party.

6.2           Investments; Loans and Advances.  Except as otherwise expressly permitted by this Section 6.2 or existing on the date hereof as set forth on Disclosure Schedule (6.2), no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

(a)           Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Borrower pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business;

(b)           each Credit Party may maintain its existing investments in its Subsidiaries as of the Closing Date;

(c)           Borrowers may make investments permitted under Section 6.3(a)(xii);

(d)           so long as no Default or Event of Default has occurred and is continuing and subject to the SREF Intercreditor Agreement, Borrowers may make investments, subject to Control Letters in favor of the GE Credit Agreement Agent or otherwise subject to a security interest in favor of Agent for the benefit of Lenders, in

(i)            marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof,

(ii)           commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.,

(iii)          certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”),

(iv)          time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks, and

(v)           mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above.

(e)           each Credit Party may make loans of money or property after the date hereof to any wholesale customer (other than to another Credit Party), consistent with the current practices of Credit Parties as of the date hereof; provided, that, as to any such loans, each of the following conditions is satisfied as determined by Agent:

(i)            as of the date of any such loan, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred,

(ii)           as of the date of any such loan, and in each case after giving effect thereto, the Excess Availability shall have been not less than $50,000,000 for each of the immediately preceding ten (10) days,

(iii)          the aggregate amount of all such loans shall not (A) exceed $1,000,000 outstanding at any time as to any one party (or group of Persons that are Affiliates) receiving such loans, or with the prior consent of Agent in its determination, $2,000,000 outstanding at any time as to any one party (or group of Persons that are Affiliates) receiving such loans or (B) in the case of all such loans made after the date hereof, exceed $2,500,000 outstanding at any time plus the amount equal to all repayments of principal received by the

Credit Parties after the date hereof in cash or other immediately available funds (or repayments of principal in accordance with the terms of the Indebtedness pursuant to the purchase of Inventory) in respect of the existing loans and advances by Borrowers to third parties made prior to the date hereof set forth on Disclosure Schedules (6.2) and (6.3), and (C) together with the aggregate amount of the existing loans and advances by Borrowers to third parties made prior to the date hereof set forth on Disclosure Schedules (6.2) and (6.3), exceed up to an aggregate amount of $3,500,000 outstanding at any one time,

(iv)          the Person receiving such loan shall be engaged in a business that is related, ancillary or complementary to the business of Borrowers permitted in this Agreement,

(v)           subject to the SREF Intercreditor Agreement, the original of any promissory note or other instrument evidencing the Indebtedness arising pursuant to such loans shall be delivered, or caused to be delivered, to Agent, at Agent’s option, together with an appropriate endorsement, in form and substance satisfactory to Agent,

(vi)          Agent shall have received (A) not less than fifteen (15) Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as Agent may reasonably request, including a report once each month on the outstanding balance of all such loans and advances and including the then outstanding amount of the existing loans and advances by Borrowers to third parties made prior to the date hereof as set forth on Disclosure Schedules (6.2) and (6.3);

(f)            each Credit Party may (A) purchase all or a substantial part of the assets or all of the Stock of any Person located in the United States, or (B) make any investment after the date hereof by capital contribution in any Person (other than another Credit Party), provided, that, each of the following conditions is satisfied as reasonably determined by Agent in good faith;

(i)            as of the date of such purchase or investment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(ii)           as of the date of any payment by any Credit Party in connection with such acquisition or investment and after giving effect thereto, the aggregate amount of the Excess Availability of Borrowers shall have been not less than $45,000,000 for each of the immediately preceding ten (10) days, including the date of such payment,

(iii)          the aggregate amount of all payments in connection with (A) the purchase of all or substantially all of the assets or Stock of any one Person (or group of Persons that are Affiliates) or investment in any one Person (or group of Persons that are Affiliates) shall not exceed (1) in the aggregate $5,000,000, if as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, Excess Availability shall have been not less than $50,000,000 for each of the immediately preceding ten (10) days and as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, the Excess Availability shall be not less than $50,000,000, or (2) in the aggregate $2,000,000, if as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, Excess Availability shall have been less than $50,000,000 but more than $45,000,000 for each of the immediately preceding ten (10) days and as of the date of any payment in connection with such acquisition or investment and after giving effect thereto, the Excess Availability shall be less than $50,000,000 but more than $45,000,000, (B)  all of such purchases and investments in any fiscal year shall not exceed in the aggregate $7,000,000, (C) all of such purchases and investments during the term of this Agreement shall not exceed in the aggregate $15,000,000,

(iv)          Agent shall have received not less than twenty (20) Business Days’ prior written notice of the proposed acquisition or any investment in excess of $500,000 and such information with respect thereto as Agent may reasonably request, including (A) the proposed date and amount of the acquisition or investment, (B) a list and description of the assets or Stock to be acquired, or the investment to be made and (C) the total purchase price for the assets or Stock to be purchased (and the terms of payment of such purchase price) or the total amount of such investment (and the terms of the payment for such investment) and the consideration to be received in exchange for such investment,

(v)           promptly upon Agent’s request, the Credit Party purchasing such assets or Stock, or making such investment, shall deliver, or cause to be delivered to Agent, true, correct and complete copies of all agreements, documents and instruments relating to such acquisition or investment,

(vi)          the assets or Stock being acquired, or investment made, by any Credit Party shall be substantially consistent with, and related to, the business of such Credit Party permitted in this Agreement,

(vii)         subject to the SREF Intercreditor Agreement, in the case of an investment by capital contribution, at Agent’s option,  the original stock certificate or other instrument evidencing such capital contribution (or such other evidence as may be issued in the case of a limited liability company) shall be promptly delivered to Agent, together with such stock power, assignment or endorsement as Agent may request, and promptly upon Agent’s request, the Credit Party making such investment shall execute and deliver to Agent a Pledge Amendment in substantially the form attached to the Pledge Agreement as Schedule II (each term as defined in the Pledge Agreement), granting to Agent a pledge of, security interest in and lien upon all of the issued and outstanding shares of such stock or other instrument or interest (and in the case of a limited liability company take such other actions as Agent shall reasonably require to perfect Agent’s security interests therein),

(viii)        the assets, Stock or other consideration acquired by any Credit Party pursuant to such purchase or investment shall be free and clear of any Mortgage, Lien or other encumbrance (other than those permitted in this Agreement) and Agent shall have received evidence satisfactory to it of the same,

(ix)           the acquisition by any Credit Party of such assets or Stock of any Person (the “Target”), or the making of such investment, (A) shall not violate any law or regulation or any order or decree of any court or Governmental Authority, in each case, in any material respect, (B) shall not and will not conflict with or result in the breach of, or constitute a default in any respect under, any material agreement, document or instrument to which such Credit Party or any Affiliate is a party or may be bound, (C) result in the creation or imposition of, or the obligation to grant, any lien, charge or encumbrance upon any of the property of such Credit Party or any Affiliate, (D) violate any provision of the certificate of incorporation, by-laws, certificate of formation, operating agreement or other organizational documentation of such Credit Party in any material respects and (E)  shall be consensual and shall have been approved by the board of directors of the Target,

(x)            such purchase or investment shall be in a bona fide arms’ length transaction with a Person that is not an Affiliate of any Credit Party,

(xi)           no Credit Party shall become obligated with respect to any Indebtedness, nor any of its property become subject to any security interest or lien, pursuant to such acquisition or investment unless such Credit Party could incur such Indebtedness or create such security interest or lien hereunder or under the other Loan Documents,

(xii)          subject to the SREF Intercreditor Agreement, Agent shall have received, in form and substance reasonably satisfactory to Agent, (A) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (B) financing statements under the Code (or other similar registrations required in any foreign jurisdiction), (C) all Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, (D) to the extent obtainable by its applicable Credit Party using commercially reasonable efforts the agreement of the seller consenting to the collateral assignment by the Credit Party purchasing such assets of all rights and remedies and claims for damages of such Credit Party relating to the Collateral under the agreements, documents and instruments relating to such acquisition and (E) such other agreements, documents and instruments as Agent may reasonably request in connection therewith,

(g)           each Credit Party may make the loans and advances set forth on Disclosure Schedule (6.2) provided, that, as to such loans and advances, (i) the Credit Parties shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto, except that the Credit Parties may amend such terms to: (A) so long as no Default or Event of Default shall exist or have occurred, extend the term thereof for up to an additional twelve (12) months from the current term thereof or such longer period as Agent may agree, (B) increase the amount or frequency of the payments required from the payee thereunder, (C) obtain any Collateral in respect of such loans, or (D) otherwise make the terms thereof more favorable to the Credit Parties and (ii) the Credit Parties shall furnish to Agent all notices or demands in connection with such loans and advances either received by any Credit Party or on its behalf, promptly after the receipt thereof, or sent by any Credit Party or on its behalf, concurrently with the sending thereof, as the case may be.

6.3           Indebtedness.

(a)           No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(d), (ii) Indebtedness incurred to finance the purchase of insurance, (iii) the Loans and the other Obligations, (iv) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (v) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as reasonably determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (vi) Indebtedness under the GE Credit Agreement evidenced by the GE Credit Agreement Documents and refinancings thereof or amendments thereto, to the extent permitted hereunder and by the SREF Intercreditor Agreement, (vii) Indebtedness incurred by the Borrowers pursuant to the Trade Lien Program as in effect on the date hereof or otherwise on terms reasonably acceptable to the Agent subject to the Trade Lien Intercreditor Agreement, (viii) unsecured Indebtedness not to exceed $5,000,000, (ix) Indebtedness, on terms satisfactory to Agent, incurred in connection with the issuance of a surety bond under PACA, (x) Indebtedness permitted under Sections 6.6 and 6.7, (xi) Indebtedness of any Credit Party arising after the date hereof in the ordinary course of the business of such Credit Party pursuant to guarantees in favor of third parties by such Credit Party of the obligations of its wholesale customers under leases of real or personal property from such third parties by such wholesale customers, provided, that, (A) the maximum aggregate amount that the Credit Parties may be required to pay in any Fiscal Year pursuant to such guarantees, shall not exceed $1,000,000, (B) as of the date of entering into any such guarantee, the Excess Availability shall be not less than $50,000,000 and (C) as of the date of entering into any such guarantee and after giving effect thereto, no Default or Event of Default shall exist or have occurred; and (xii) Indebtedness consisting of intercompany loans and advances made by any Credit Party to any other Credit Party; provided, that: (A) each Credit Party shall have executed and delivered to each other Credit Party, on the Closing Date, (1) a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Credit Party to such other Credit Party which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and such Intercompany Notes shall be pledged and delivered to Agent, subject to the SREF Intercreditor Agreement, and (2) the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) each Borrower shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Credit Party under any such Intercompany Notes shall be subordinated to the Obligations of such Borrower hereunder in a manner reasonably satisfactory to Agent; (D) at the time any such intercompany loan or advance is made by any Borrower to any other Credit Party and after giving effect thereto, each such Borrower shall be Solvent; and (E) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan.

(b)           No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) the obligations under the GE Credit

Agreement; (iii) Indebtedness secured by a Permitted Encumbrance or other Liens permitted by Section 6.7(b), (d), (e) or (f) if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.8(b), (c) or (d); (iv) Indebtedness permitted by Section 6.3(a)(v) upon any refinancing thereof in accordance with Section 6.3(a)(v); and (v) as otherwise permitted in Section 6.14.

6.4           Employee Loans and Affiliate Transactions.

(a)           Except as set forth on Disclosure Schedule (6.4(a)) and except as expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party.  In addition, if any such transaction or series of related transactions involves payments in excess of $3,000,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders.  All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b)           No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans or advances to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $500,000 to any employee and up to a maximum of $2,500,000 in the aggregate at any one time outstanding.

6.5           Capital Structure and Business.  No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock (other than to Borrower or any Guarantor), warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock; provided that Penn Traffic may issue or sell shares of its Stock (i) for cash, (ii) in connection with the Plan of Reorganization or (iii) in connection with ESOPs existing on the date hereof or any subsequent ESOPs on materially the same terms or otherwise reasonably acceptable to Agent, and, with respect to clause (i) only, (x) the proceeds thereof are applied in prepayment of the Obligations as required by Section 1.3(b)(iii), and (y) no Change of Control occurs after giving effect thereto, or (c) amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party’s duty or ability to repay the Obligations.

6.6           Guaranteed Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement, (c) for those guarantees identified in Disclosure Schedule (6.6(c)) and as described therein in reasonable detail and (d) in guarantees of operating Lease obligations and other obligations of another Credit Party not constituting Indebtedness and which was entered into in the ordinary course of business consistent with past practices and is not otherwise prohibited by this Agreement.

6.7           Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (c) Liens securing Indebtedness or other Obligations incurred under the GE Credit Agreement or the Trade Lien Program; (d) Liens covering property (as set forth below) created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness , but solely with respect to Real Estate, Equipment and Fixtures acquired by any Credit Party in the ordinary course of business; provided, however, that the incurrence, after the Closing Date, of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations with respect to (i) Equipment and Fixtures shall not in the aggregate exceed $6,000,000 at any time, and (ii) Equipment, Fixtures and Real Estate shall not in the aggregate exceed $18,000,000 at any time for all such Liens (provided that (A) such Liens attach only to the Real Estate or assets subject to such purchase money debt, (B) such Indebtedness is incurred within sixty (60) days following such purchase, (C) does not exceed 100% of the purchase price of the subject assets and (D) the terms of such purchase money Indebtedness or Capital Lease Obligations are disclosed and are reasonably satisfactory to Agent and the GE Credit Agreement Agent); (e) Liens securing Indebtedness incurred to finance the purchase of insurance (but only to the extent such Liens attach only to premiums consistent with past practices); and (f) Liens in favor of Topco Associates LLC and Topco Holdings, Inc. on dividends accruing in favor of Penn Traffic on the terms set forth in that certain Stipulation and Agreed Order Approving Penn Traffic’s Assumption of Topco Bylaws and Establishing Post-Effective Date Credit Terms, which was entered by the Bankruptcy Court on March 17, 2005.  In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases, government contracts, purchase money Liens for Equipment, Real Estate and Fixtures or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8           Sale of Stock and Assets.  Except as otherwise permitted in this Section 6, no Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) (other than to another Credit Party) or any of its Accounts, other than:

(a)           the sale of Inventory in the ordinary course of business;

(b)           the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party’s business and having a sales price not exceeding $1,000,000 in any single transaction or $3,000,000 in the aggregate in any Fiscal Year;

(c)           other Equipment and Fixtures having a value not exceeding $500,000 in any single transaction or $1,500,000 in the aggregate in any Fiscal Year;

(d)           those certain transactions described in Disclosure Schedule (6.8(d));

(e)           sales or other dispositions by any Borrower of assets in connection with the closing and sale (or subleasing) of a retail store location of such Borrower in the ordinary course of such Borrower’s business which consist of the sale of Real Estate owned as listed on Disclosure Schedule (3.6(a)) hereto or any Minor Lease Interest (including the subleasing of the leasehold interest of such Borrower in such premises other than as identified in clause (f) below, but subject to the requirements of such clause (f)), the bulk sale of Inventory, Equipment and Fixtures located at such premises to the purchaser of the Real Estate and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales and closings:

(i)            on the date of, and after giving effect to, any such closing and sale, the number of retail store locations that had been operated by Borrowers closed and sold by Borrowers shall not be greater than (x) three (3) retail store locations during the period commencing on the date hereof and ending on the end of the current fiscal year and (y) thereafter, in any twelve (12) month period, five percent (5%) of the total number of retail stores operated by Borrowers as of the end of the immediately preceding fiscal year;

(ii)           Agent shall have received not less than ten (10) Business Days prior written notice of such sale and closing, which notice shall set forth in reasonable detail reasonably satisfactory to Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request;

(iii)          as of the date of such sale or other disposition and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing;

(iv)          such sale shall be on commercially reasonable terms in a bona fide arm’s length transaction with a Person that is not an Affiliate;

(v)           as of the date of any such sale or other disposition and after giving effect thereto, the Excess Availability shall have been not less than $45,000,000 for each of the immediately preceding ten (10) days and as of the date of any such sale or other disposition after giving Pro Forma effect thereto;

(vi)          any and all Net Proceeds payable or delivered to such Borrower in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent for application to the Obligations in accordance with Section 1.2(c) hereof, subject to the SREF Intercreditor Agreement;

(vii)         upon any such sale, the aggregate amount of the Net Proceeds of such sale paid in cash or other immediately available funds at the time of the transfer of ownership or control of the Real Estate (or any material portion thereof) shall not be less than the amount for such Real Estate set forth on Disclosure Schedule (6.8(e)) hereto, unless otherwise agreed upon by Agent in its sole discretion, but subject to the SREF Intercreditor Agreement, if such Net Proceeds exceed ninety percent (90%) of the appraised fair market value of such Real Estate (as determined by Agent by reference to the appraisal most recently delivered hereunder);

(viii)        Agent shall have received true, correct and complete copies of all agreements, documents and Instruments related to the sale;

(ix)           all consideration delivered or payable to any Credit Party in respect of such sale, including all amounts at any time payable to any Credit Party, and all rights, benefits and remedies of any Credit Party pursuant to any agreement, document or Instrument related to the sale of such Real Estate, shall continue at all times to be subject to the valid and enforceable, perfected security interest and lien of Agent but subject to the SREF Intercreditor Agreement, and the Credit Parties shall take such other and further actions as may be reasonably required hereunder with respect to any such consideration; and

(x)            such sale is permitted under the GE Credit Agreement Documents and is otherwise permitted under any other agreement to which any Credit Party is a party or by which it or its assets are bound and Credit Parties shall have obtained all consents and approvals to such sale as may be reasonably required and all releases of other mortgages and Liens with respect to the Real Estate to be sold, including the release of the mortgages and Liens of GE Credit Agreement Agent;

(f)            (i) the leases and subleases of any Credit Party in effect on the date hereof of Real Estate leased or subleased by such Credit Party as listed on Disclosure Schedule (6.8(f)) hereto and (ii) leases or subleases entered into after the date hereof by any Credit Party, as lessor or sublessor, with a third party with respect to any nonmaterial portion of owned Real Estate or any Minor Lease Interests of such Credit Party, or acquired after the date hereof; (other than in connection with the closing and sale of a then existing retail store location of a Credit Party which shall be subject to Section 6.8(e) above); provided, that with respect to this Clause (ii) (A) any such lease or sublease shall be entered into in the ordinary course of the business of such Credit Party consistent with the current practices of such Credit Party as of the date hereof, (B) any such sublease (1) shall not violate any applicable Lease then demising the applicable Real Estate and (2) shall be on commercially reasonable terms and conditions, (C) for any Real Estate acquired after the Closing Date, the aggregate amount of the payments by Credit Parties, including rent and other amounts, to purchase or otherwise acquire any of such Real Estate that is to be leased or subleased shall not exceed $1,000,000 in any fiscal year and after giving effect to any payments for the purchase or other acquisition of any such Real Estate, the Excess Availability shall be not less than $45,000,000, (D) to the extent applicable, the Credit Party acquiring such Real Estate shall have complied with the terms of Section 5.9 hereof with respect to such Real Estate and the terms of such Lease shall in all respects be subordinate to the Mortgage applicable to such Real Estate and otherwise subject to the terms with respect thereto set forth in the Mortgage applicable to such Real Estate, and (E) as of the date of entering into any such lease or sublease and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; or

(g)           with respect to any disposition of assets or other properties permitted pursuant to this Section 6.8 and subject to Section 1.2(b) and to the SREF Intercreditor

Agreement, Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers’ expense, appropriate UCC-3 termination statements, satisfaction of mortgages and other releases as reasonably requested by Borrowers; or

(h)           subject to Section 5.16, the sale, transfer, conveyance or other disposition of the Fayetteville property to COR in the event of an adverse ruling, order or decree in the Fayetteville Litigation entered by a court of competent jurisdiction which becomes final and no longer subject to appeal, rehearing or re-argument and requiring the divestiture of the applicable Credit Party’s fee simple title with respect to the Fayetteville Property to COR.

6.9           ERISA.  No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could reasonably be expected result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.  No Borrower shall, or shall cause or permit any ERISA Affiliate, to (i) fail to comply with the terms of any Benefit Plan Settlement, to the extent such failure could reasonably be expected to result in a Material Adverse Effect or (ii) modify, amend, supplement, waive or terminate any provision of any Benefit Plan Settlement in any manner adverse to the Agent, Lenders or any Credit Party.

6.10         Financial Covenants.  Borrowers shall not breach or fail to comply with any of the Financial Covenants.

6.11         Hazardous Materials.  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.12         Sale-Leasebacks.  Except for the sale-leasebacks contemplated in Section 2.1(k), no Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

6.13         Cancellation of Indebtedness.  No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

6.14         Restricted Payments.  No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Credit Parties to the extent permitted by Section 6.3 and any payments in respect thereof; (b) dividends and distributions by Subsidiaries of Borrowers paid to the Credit Parties; (c) employee loans permitted under Section 6.4(b); (d) payments of principal and interest of Intercompany Notes issued in accordance with Section 6.3; (e) payments of interest and principal with respect to the loans made under the GE Credit

Agreement to the extent permitted under the SREF Intercreditor Agreement; (f) payments, advances or investments permitted pursuant to Section 6.2 or 6.4; (g) payments to vendors under the Trade Lien Program as permitted under the Trade Lien Intercreditor Agreement; (h) payments of directors’ fees in an aggregate amount not to exceed $900,000 plus reasonable expenses incurred by such directors in their capacities as such during any calendar year and (i) payments and repurchases of Stock under and pursuant to ESOP; (j) any payment to a POR Stockholder in its capacity as a vendor or other provider of goods or services, including consulting or other professional services, to a Credit Party in the ordinary course of business or otherwise in connection with an arm’s length transaction, provided that any out of the ordinary course of business transaction involving a POR Stockholder who is also an Affiliate and which involves payments by any Credit Party to such POR Stockholder in excess of $250,000 in any fiscal year shall be promptly disclosed to the Agent in writing; and (k) payments to the PBGC and POR Stockholders to the extent required and permitted under the Plan of Reorganization.

6.15         Change of Corporate Name or Location; Change of Fiscal Year.  No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 30 days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States.  No Credit Party shall change its Fiscal Year.

6.16         No Impairment of Intercompany Transfers.  No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other written instrument (other than this Agreement, the other Loan Documents, the Trade Lien Documents, the GE Credit Agreement Documents and the SREF Intercreditor Agreement) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of any Borrower to any Borrower or between Borrowers.

6.17         No Speculative Transactions.  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

6.18         Changes to Leases.  Except for transactions permitted pursuant to Sections 6.8(e) and 6.8(f) or with respect to Minor Lease Interests, no Credit Party shall (i) exercise any rights or option under any Lease (except as otherwise set forth or permitted in this Agreement with respect to renewals of, or with respect to the purchase of, the applicable Lease), (ii) surrender, terminate and/or cancel or become subject to the surrender, termination and/or cancellation of any Lease prior to its scheduled expiration, (iii) reduce or permit the reduction of the term of any Lease, (iv) increase or permit the increase of the amount of any rent and/or other charges under any Lease, (v) supplement and/or amend or permit the supplement and/or amendment of any Lease to increase the property demised thereby, (vi) otherwise materially modify, change supplement, alter and/or amend or permit the modification, change, supplement, alteration and/or amendment of any Lease (either orally or in writing), (vii) assign any Lease or (viii) sublease all or any portion any Lease, in each case, unless consented to by Agent.  Any attempt on the part of any Credit Party to exercise any of the foregoing rights with respect to Leases that are not Minor Lease Interests without the consent of the Agent (except as permitted in clause (i) above) shall be null and void, provided that Agent’s consent shall not be unreasonably withheld or delayed.

6.19         Changes Relating to Subordinated Debt; Material Contracts; GE Credit Agreement.

(a)           Except as permitted under the SREF Intercreditor Agreement, no Credit Party shall change or amend the terms of the GE Credit Agreement if the effect of such amendment is to: (i) increase the interest rate on such GE Credit Agreement; (ii) change the dates upon which payments of principal or interest are due on such GE Credit Agreement other than to extend such dates; (iii) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such GE Credit Agreement; (iv) change the redemption or prepayment provisions of such obligations under the GE Credit Agreement other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (v) grant any security or collateral to secure payment of such lender party to the GE Credit Agreement; (vi) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such lenders party to the GE Credit Agreement in a manner adverse to any Credit Party, Agent or any Lender; or (vii) reduce the aggregate commitments of the lenders thereunder, or have the effect of reducing the maximum amount, which the Borrowers may borrow under such revolving and term loan facility, to less than $136,000,000.

(b)           Other than as permitted by the Trade Lien Intercreditor Agreement, no Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith), other than ministerial amendments and other modifications which could not reasonably be expected to adversely affect the interests of Agent or any Lender.

(c)           No Credit Party shall change or amend the terms of any Material Contracts, other than ministerial amendments and other modifications which could not reasonably be expected to adversely affect the interests of Agent or any Lender.

6.20         Franchise Agreements.  Except as disclosed in Disclosure Schedule (3.22(d)), none of the Credit Parties shall take any action or fail to take any action with respect to the Franchise Agreements that would result in a waiver or other loss of any material right or remedy of any Credit Party thereunder.  Without Agent’s prior written consent, none of the Credit Parties shall in any material respect modify, amend, supplement, compromise, satisfy, release, or discharge any of the Franchise Agreements or any Person liable directly or indirectly with respect thereto if any Event of Default has occurred and is continuing or would occur after giving effect thereto.  If an Event of Default has occurred and is continuing, then Agent may directly enforce the Franchise Agreements in its own or any Credit Party’s name and may enter into such settlements or other agreements with respect thereto as Agent reasonably determines (it being understood that Agent shall not be obligated to perform or fulfill any of the Credit Party’s duties and obligations under the Franchise Agreements or to make any payment thereunder or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder).  All amounts thereby recovered by Agent, after deducting Agent’s reasonable costs and expenses in connection therewith, shall be applied to the Obligations in accordance with this Agreement, subject to the SREF Intercreditor Agreement.  In any proceeding or action brought by Agent under any of the Franchise Agreements for any sum owing thereunder, each of the Credit Parties shall jointly and severally indemnify and hold Agent harmless from and against all expense, actual loss or actual damage suffered by reason of any defense, setoff, counterclaim, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of any other agreement or liability at any time owing from any Credit Party to such obligor, but excluding as a result of the gross negligence or willful misconduct of the Agent.  All such obligations of the Credit Parties shall be and remain enforceable only against the Credit Parties and shall not be enforceable against Agent or any of the Lenders.  Notwithstanding any provision hereof to the contrary, each of the Credit Parties shall at all times remain liable to observe and perform all of its duties and obligations under the Franchise Agreements, and Agent’s exercise of any of its rights with respect to the Collateral shall not release a Credit Party from any of such duties and obligations.

6.21         Line of Business.  The Credit Parties shall not engage, directly or indirectly, in any line of business other than the businesses in which they are engaged on the date hereof, provided, however, that the introduction of additional products or services within or related to any such line of business shall not be construed to be a new line of business.

7.                                      TERM

7.1           Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2           Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date in accordance with the terms of the Loan Documents.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.12 and 1.13, and the indemnities contained in the Loan Documents shall survive the Termination Date, each in accordance with its terms.

8.                                      EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1           Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)           Any Borrower (i) fails to make any payment of principal of, or interest on, in respect of, the Loans when due and payable, (ii) within three (3) Business Days fails to make any payment of Fees owing in respect of the Loans or any of the other Obligations when due and payable, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent’s demand for such reimbursement or payment of expenses.

(b)           Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.3, 1.5, 5.4(a) or 6, or any of the provisions set forth in Annexes C or G,  respectively.

(c)           Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annex E and the same shall remain unremedied for five (5) Business Days or more.

(d)           Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied or unwaived for a period of thirty (30) days.

(e)           A default or breach occurs under any other agreement, document or Instrument to which any Credit Party is a party that is not (i) cured within any applicable grace period therefor, (ii) waived in writing or (iii) contested in good faith pursuant to the provisions of Section 5.2, and such default or breach (x) involves the failure to make any payment when due (after giving effect to any applicable grace periods) in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $1,000,000 in the aggregate (including (A) undrawn committed or available amounts and (B) amounts owing to all creditors under any combined or syndicated credit arrangements), or (y) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $3,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such right is exercised by such holder or trustee.

(f)            Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

(g)           Assets of any Credit Party with a fair market value of $500,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues unstayed for sixty (60) days or more.

(h)           A case or proceeding is commenced against any Credit Party seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party (other than the voluntary dissolution of a Credit Party that has no material assets), and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

(i)            Any Credit Party (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j)            A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, (i) adequately covered by insurance in accordance with Section 5.4, or (ii) within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k)           Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms or any Credit Party shall challenge in writing the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms, or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein or otherwise released by the Agent) in any of the Collateral purported to be covered thereby.

(l)            Any Change of Control occurs.

(m)          Any Event of Default under and as defined in any Mortgage shall occur and be continuing.

(n)           Any “event of default” or “termination event” or similar event or occurrence under and as defined in any of the Material Contracts (excluding the Credit Parties’ attempt to reject the Fayetteville Project Agreement) attributable to any Credit Party shall have occurred, be continuing shall not have been waived by the counterparty thereto and which could reasonably be expected to have a Material Adverse Effect.

(o)           Any “event of default”, “termination event” or similar event or occurrence under and as defined in the Subordinated Debt Documents or the GE Credit Agreement Documents shall have occurred and be continuing and shall not have been waived by the requisite lenders thereunder (i) within two (2) Business Days in the event such facility is not fully funded, or (ii) within ten (10) Business Days if such facility is fully funded.

8.2           Remedies.

(a)           If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the availability of Additional Term Loans, whereupon any additional Additional Term Loans shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.  If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans to the Default Rate.

(b)           If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Commitment; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), this Agreement shall be immediately terminated and all of the Obligations, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3           Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, Instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.                                      ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1           Assignment and Participations.

(a)           Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, and any Commitment or any portion thereof or interest therein, including any

Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitment with respect to the Loans in an amount at least equal to $1,000,000 and the assigning Lender shall have retained Commitment in an amount at least equal to $1,000,000; (iv) include a payment to Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed.  In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof from and after the date of such assignment.  Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

(b)           Any participation by a Lender of all or any part of its Commitment shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.10, 1.12, 1.13 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”; provided, that no participant (including a participant that is already a Lender hereunder at the time of the sale of the participation) shall be entitled to receive any greater amount pursuant to Section 1.13 and this Section 9.1(b) with respect to such participation than that to which the Lender would have been entitled to receive with respect to such participation if the Lender had not sold such participation.  Each participant shall comply with Section 1.12(c) as a Lender.  Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c)           Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d)           Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and Instruments as shall be reasonably requested and, if reasonably requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall be a copy of those delivered pursuant to Section 3.4(c) and shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

(e)           Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(f)            So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.13(a), increased costs under Section 1.13(b), or withholding taxes in accordance with Section 1.12(a).

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”), may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing by the Granting Lender to Agent and Borrowers, the option to provide to Borrowers all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender.  No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  Any SPC may (i) with notice to, but without the prior written consent of, Borrowers and Agent and assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrowers and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.  This Section 9.1(g) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment.  For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

9.2           Appointment of Agent.  Kimco is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person.  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender.  Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by Kimco or any of its Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

If Agent shall request instructions from Requisite Lenders, or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

9.3           Agent’s Reliance, Etc.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Agent:  (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4           Kimco and Affiliates.  With respect to its Commitments hereunder, Kimco shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Kimco in its individual capacity as a Lender hereunder.  Kimco and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Kimco were not Agent and without any duty to account therefor to Lenders.  Kimco and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.  Each Lender acknowledges the potential conflict of interest between Kimco as a Lender holding disproportionate interests in the Loans and Kimco as Agent.

9.5           Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6           Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7           Successor Agent.  Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8           Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without prior notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to such Credit Party) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Credit Party against and on account of any of the Obligations that are not paid when due; provided that such Lender will provide notice of the exercise of its setoff rights to the Borrower Representative immediately thereafter.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.10, 1.12 or 1.13).  Each Credit Party agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9           Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)           Advances; Payments.

(i)            Each Lender shall make the amount of such Lender’s Pro Rata Share of such Additional Term Loans available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex H not later than 2:00 p.m. (New York time) on the requested funding date.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Additional Term Loans to Borrower designated by Borrower Representative in the Notice of Additional Term Loan.  All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)           On the 2nd Business Day of each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments or Additional Term Loans required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it.  To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Additional Term Loans or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers.  Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b)           Availability of Lender’s Pro Rata Share.  Agent may assume that each Lender will make its Pro Rata Share of each Additional Term Loan available to Agent on each funding date.  If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent.  Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Lender as a result of any default by such Lender hereunder.  To the extent that Agent advances funds to any Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Additional Term Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Additional Term Loan until reimbursed by the applicable Lender.

(c)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Additional Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Additional Term Loan on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Additional Term Loan, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitment of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct.  Lenders acknowledge that Borrowers are required to provide Financial Statements in accordance with Annex E hereto and the Collateral Reports to the Agent and/or the Lenders, as the case may be.

(f)            Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

(g)           Registry.  The Agent shall, on behalf of the Credit Parties, maintain at its address referred to in Annex I a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Credit Parties, Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of the note evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed assignment and acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Agent to the Borrower Representative marked “canceled.”  The Register shall be available for inspection by the Credit Parties or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

10.                               SUCCESSORS AND ASSIGNS

10.1         Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.                               MISCELLANEOUS

11.1         Complete Agreement; Modification of Agreement.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.1.  Any letter of interest, commitment letter, or fee letter (other than the Kimco Fee Letter and other than terms under any commitment letter which expressly survive the execution of this Agreement) or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2         Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders, or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)           No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of

Loans set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrowers.

(c)           No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender’s Commitment; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.2(b) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty (other than in connection with a sale or merger or dissolution permitted by Sections 6.1 and 6.8 hereof) or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any material Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitment or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the terms “Requisite Lenders” insofar as such definition affects the substance of this Section 11.2.  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

(d)           If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i)            requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as a “Non-Consenting Lender”), or

(ii)           requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitment is obtained, but the consent of Requisite Lenders is not obtained,

then, so long as Agent is not a Non-Consenting Lender, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent or a Qualified Assignee shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or Qualified Assignee or such Person, all of the Commitment of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)           Upon payment in full in cash and performance of all of the Obligations (other than contingent and indemnification Obligations), termination of the Commitment and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3         Fees and Expenses.  Borrowers shall reimburse (i) Agent for all reasonable fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (b) and (c) below, separate counsel for all Lenders) for all reasonable fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:

(a)           any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transaction Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(b)           any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (b) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(c)           any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d)           any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

(e)           efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, in each case, in accordance with the terms of the Loan Documents;

including, as to each of clauses (a) through (e) above, all reasonable attorneys’ fees for Agent and with respect to clauses (b) and (c) separate counsel for all of the Lenders and, with respect to Agent only and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by such counsel with respect to Agent only and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4         No Waiver.  Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrowers specifying such suspension or waiver.

11.5         Remedies.  Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

11.6         Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7         Conflict of Terms.  Except as otherwise provided in (i) this Agreement, (ii) any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, (iii) the SREF Intercreditor Agreement or (iv) the Trade Lien Intercreditor Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents (other than the SREF Intercreditor Agreement and the Trade Lien Intercreditor Agreement, which notwithstanding anything to the contrary contained herein, shall govern and control in case of any such conflict), the provision contained in this Agreement shall govern and control.

11.8         Confidentiality.  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of 2 years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement and the other loan documents (the “Transaction”), shall not apply to the federal tax structure or federal tax treatment of the Transaction, and each party hereto (and any employee, representative, agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the Transaction.  The preceding sentence is intended to cause the Transaction to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be construed in a manner consistent with such purpose.  In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the Transaction or any federal tax matter or federal tax idea related to the Transaction.

11.9         GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF

AMERICA.  EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER,  THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10       Notices.

(a)           Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission before 3:00 p.m. on a Business Day, otherwise the first Business Day thereafter (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered by messenger, before 3:00 p.m. on a Business Day, otherwise the first Business Day thereafter, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex I  to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

(b)           Each party hereto hereby authorizes Agent to transmit, post or otherwise make or communicate, in its sole discretion (and Agent shall not be required to transmit, post or otherwise make or communicate), Electronic Transmissions in connection with this Agreement; provided, however, that notices to any Credit Party shall not be made by any posting to an Internet or extranet-based site or other equivalent service but may be made by e-mail or E-fax, if available, so long as such notices are also sent in accordance with Section 11.10(a).  Each party hereto hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including, without limitation, risks of interception, disclosure and abuse and indicates it assumes and accepts such risks by hereby authorizing Agent to transmit Electronic Transmissions.

(c)           An Electronic Transmission shall be deemed to have been received on the date of transmission thereof (or, in the case of a posting to a website, on the date of such posting).

(d)           Electronic Transmissions that are not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to or logically associating with such Electronic Transmission an E-Signature.  Each party may rely upon, and assume the authenticity of, any E-Signature contained in or associated with an Electronic Transmission.  No Electronic Transmission shall be denied legal effect merely because it is made electronically.  Each Electronic Transmission shall be deemed sufficient to satisfy any legal requirement for a “writing” and each e-Signature shall be deemed sufficient to satisfy any legal requirement for a “signature”, in each case including, without limitation, pursuant to the Code, the Federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural law governing such subject matter.  Each Electronic Transmission containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original.  Each party hereto agrees not to contest the validity or enforceability of an Electronic Transmission or E-Signature under the provisions of any applicable law requiring certain documents to be in writing or signed; provided however, that nothing herein shall limit a party’s right to contest whether an Electronic Transmission or E-Signature is authentic or has been altered after transmission.

(e)           Each Lender and Borrower acknowledges that all uses of an E-System will be governed by and subject to, in addition to this clause, separate terms and conditions posted or referenced in such E-System or related agreements executed by such Lender or Borrower in connection with such use.

THE E-SYSTEMS AND THE ELECTRONIC TRANSMISSIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  AGENT DOES NOT WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE E-SYSTEMS AND THE ELECTRONIC TRANSMISSIONS AND DISCLAIMS LIABILITY FOR ERRORS OR

OMISSIONS THEREIN OTHER THAN, WITH RESPECT TO SENDING ELECTRONIC TRANSMISSIONS, ERRORS OR OMISSIONS ARISING AS A RESULT OF AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  NO WARRANTY OF ANY KIND IS MADE BY AGENT IN CONNECTION WITH THE E-SYSTEMS OR THE ELECTRONIC TRANSMISSIONS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each Lender and Borrower acknowledge that Agent shall have no responsibility for maintaining or providing any equipment, software, services and testing required in connection with all Electronic Transmissions or otherwise required for such E-System.

11.11       Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12       Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13       WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14       Press Releases and Related Matters.  Except as reasonably necessary in connection with the Chapter 11 Cases, each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Kimco or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transaction Documents without at least 2 Business Days’ prior notice to Kimco and without the prior written consent of Kimco unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Kimco before issuing such press release or other public disclosure.  Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof.  Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.15       Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16       Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17       No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

12.                               CROSS-GUARANTY

12.1         Cross-Guaranty.  Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Agent and Lenders and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and  performance of, all Obligations owed or hereafter owing to Agent and Lenders by each other Borrower.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 12 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12 shall be absolute and unconditional, irrespective of, and unaffected by,

(a)           the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

(b)           the absence of any action to enforce this Agreement (including this Section 12) or any other Loan Document or the waiver or consent by Agent and Lenders with respect to any of the provisions thereof, other than in accordance with its terms;

(c)           the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Agent and Lenders in respect thereof (including the release of any such security);

(d)           the insolvency of any Credit Party; or

(e)           any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

12.2         Waivers by Borrowers.  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Agent or Lenders to marshall assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  It is agreed among each Borrower, Agent and Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12 and such waivers, Agent and Lenders would decline to enter into this Agreement.

12.3         Benefit of Guaranty.  Each Borrower agrees that the provisions of this Section 12 are for the benefit of Agent and Lenders and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Agent or Lenders, the obligations of such other Borrower under the Loan Documents.

12.4         Subordination of Subrogation, Etc.  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 12.7, each Borrower hereby  expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement,  exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations are indefeasibly paid in full in cash.  Each Borrower acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12, and that Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.4.

12.5         Election of Remedies.  If Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Agent or such Lender a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 12.  If, in the exercise of any of its rights and remedies, Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Agent or such Lender and waives any claim based upon such action, even if such action by Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.  In the event Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Agent or such Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Agent or such Lender but shall be credited against the Obligations.  The amount of the successful bid at any such sale, whether Agent, Lender or any other party is the successful bidder, shall be presumptively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the  Obligations guaranteed under this Section 12, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

12.6         Limitation.  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 12 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Section 1) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a)           the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b)           the amount that could be claimed by Agent and Lenders from such Borrower under this Section 12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 12.7.

12.7         Contribution with Respect to Guaranty Obligations.

(a)           To the extent that any Borrower shall make a payment under this Section 12 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitment, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 12 without rendering such claim voidable or avoidable under

Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)           This Section 12.7 is intended only to define the relative rights of Borrowers and nothing set forth in this Section 12.7 is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 12.1.  Nothing contained in this Section 12.7 shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, Fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(d)           The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of Borrower to which such contribution and indemnification is owing.

(e)           The rights of the indemnifying Borrowers against other Credit Parties under this Section 12.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitment.

12.8         Liability Cumulative.  The liability of Borrowers under this Section 12 is in addition to and shall be cumulative with all liabilities of each Borrower to Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS

THE PENN TRAFFIC COMPANY

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

PENNY CURTISS BAKING COMPANY, INC.

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

BIG M SUPERMARKETS, INC.

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

LENDERS

KIMCO CAPITAL CORP., as Agent and Lender

By:	/s/ Raymond Edwards
Name: Raymond Edwards
Title: Vice President

JUBILEE LIMITED PARTNERSHIP V, as Lender

By:	/s/ Scott Bernstein
Name: Scott Bernstein
Title: Member

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

SUNRISE PROPERTIES, INC.

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

PENNWAY EXPRESS, INC.

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

COMMANDER FOODS, INC.

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

P AND C FOOD MARKETS INC. OF VERMONT

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

P.T. DEVELOPMENT LLC

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

P.T. FAYETTEVILLE/UTICA, LLC

By:	/s/ Francis D. Price, Jr.
Name:	Francis D. Price, Jr.
Title:	Vice President

ANNEX A (RECITALS)
TO
CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

“A Rated Bank” has the meaning ascribed to in Section 6.2.

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex G.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Administrator of the Centers for Medicare and Medicaid Services” means the individual appointed by the President of the United States to oversee the operations of the Centers for Medicare and Medicaid.

“Affected Lender” has the meaning ascribed thereto in Section 1.13(c).

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such

Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent, each Lender and the PBGC.

“Agent” means Kimco, in its capacity as Agent for Lenders, or its successor appointed pursuant to Section 9.7.

“Agreement” means the Supplemental Loan Credit Agreement by and among Borrowers, the other Credit Parties party thereto, Kimco, as Agent and Lender and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Allocable Amount” has the meaning ascribed thereto in Section 12.7(b).

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable Percentage” has the meaning ascribed thereto in Section 1.6(c).

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Assigned Lease Proceeds” shall mean the proceeds of any assignment, sale, lease or sublease or any other conveyance or transfer of any of the Leases.  For the avoidance of doubt, “Assigned Lease Proceeds” specifically includes any proceeds from any future assignment, sale, lease or sublease or any other conveyance or transfer of any of such Leases whether assigned, sold, leased or subleased individually or as a package with other assets, whether assigned, sold, leased or subleased as part of a merger or consolidation or “going concern” sale of Borrowers or any of Borrowers’ assets, and whether assigned, sold, leased or subleased or otherwise conveyed or transferred pursuant to Sections 363 or 365 of the Bankruptcy Code or otherwise in any future or subsequent bankruptcy filing by Borrowers under Chapter 7 or 11 of the Bankruptcy Code and in any bankruptcy court.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” has the meaning ascribed to it in the recitals to this Agreement.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Benefit Plan Settlement” shall mean any settlement agreement that pertains to any Plan and (i) is executed by or on behalf of any Borrower or ERISA Affiliate or (ii) under which any Borrower or ERISA Affiliate has, or has had, any obligations.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Big M” has the meaning ascribed to it in the recitals to this Agreement.

“Borrower” and “Borrowers” have the meaning ascribed thereto in the preamble to this Agreement.

“Borrower Representative” means Penn Traffic in its capacity as Borrower Representative appointed pursuant to the provisions of Section 1.1(b).

“Borrowing Base” shall have the meaning ascribed to it in the GE Credit Agreement.

“Borrowing Base Certificate” shall have the meaning ascribed to it in the GE Credit Agreement.

“Borrowing Date” means each date on which a borrowing of Loan(s) is requested to be made in accordance with the terms thereto.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Management Systems” has the meaning ascribed to it in Section 1.5.

“Centers for Medicare and Medicaid” means a Federal Government entity that acts as the administrator of Medicare services, and that oversees State Medicaid programs administered at the county level.

“Certificate of Exemption” has the meaning ascribed to it in Section 1.12(c).

“Certified Medicaid Provider” means any Credit Party authorized to provide medical services by the State Department of Health or other applicable state or county agency, and certified by the Centers for Medicare & Medicaid Services.

“Certified Medicare Provider” means any Credit Party certified to provide Medicare services by the Centers for Medicare & Medicaid Services.

“Change of Control” means, except as contemplated by the Plan of Reorganization, any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the issued and outstanding shares of capital Stock of Borrowers having the right to vote for the election of directors of Borrowers under ordinary circumstances (other than pursuant to the Plan of Reorganization or an ESOP); (b) during any period of twelve consecutive calendar months beginning on the Closing Date, individuals who at the beginning of such period constituted the board of directors of Borrowers (together with any new directors whose election by the board of directors of Penn Traffic or whose nomination for election by the Stockholders of Borrowers was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) Penn Traffic ceases to own and control directly or indirectly all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries (other than in connection with a transaction permitted under this Agreement).

“Chapter 11 Cases” has the meaning ascribed to it in the recitals to this Agreement.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Chief Financial Officer” means the Chief Financial Officer or other senior financial officer of Penn Traffic.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Closing Date” means April 13, 2005.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Security Agreement, the Mortgages or the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

“Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by any lessor of premises to any Credit Party, or any other Person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral located at such premises or otherwise in the custody, control or possession of such Person.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Intellectual Property Security Agreement, the Confirmation Order and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” means the reports with respect to the Collateral delivered to the GE Credit Agreement Agents pursuant referred to in Annex F of the GE Credit Agreement.

“Commander Foods” has the meaning ascribed to it in the recitals to this Agreement.

“Commitment” means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of any Loan as set forth on Annex J to this Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate amount shall be TWENTY EIGHT MILLION DOLLARS ($28,000,000) on the Closing Date less the Fayetteville Reserve, if any, as such amount may be reduced, if at all, from time to time in accordance with the Agreement.

“Commitment Letter” means that certain letter, dated as of January 20, 2005, between Borrowers, GE Capital and Kimco with respect to the credit facility contemplated by this Agreement.

“Commitment Termination Date” means the earliest of (a) April 13, 2008, (b) the date of termination of Lenders’ obligations to make Additional Term Loans or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of payment or prepayment in full in cash by Borrowers of the Loans and the permanent reduction of all Commitment to zero dollars ($0).

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Concentration Accounts” has the meaning ascribed to it in Annex C.

“Concentration Account Bank” has the meaning ascribed to it in Annex C.

“Confirmation Order” has the meaning ascribed to it in Section 2.1(i).

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between GE Credit Agreement Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any Credit Parties any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“COR” means COR Route 5 Company, LLC, a New York limited liability company.

“Covenant Testing Event” means any time Excess Availability is less than (i) $35,000,000 for four (4) consecutive days or (ii) $30,000,000 on any day.

“Covenant Testing Period” means, for purposes of determining compliance with the Financial Covenants, any period commencing with the Fiscal Month ended prior to the date on which a Covenant Testing Event has occurred for which Agent has received a Compliance Certificate from Borrowers and ending on the later to occur of (i) the last day of the second full Fiscal Month ending after such Covenant Testing Event or (ii) the last day of the Fiscal Month in which average daily GE Excess Revolver Availability equals or exceeds $40,000,000 for thirty (30) consecutive days; provided that, in the event two (2) or more Covenant Testing Periods exist during any period of six (6) consecutive Fiscal Months, the latter Covenant Testing Period shall continue in effect until the Commitment Termination Date.

“Credit Card Acknowledgments” means, individually and collectively, the agreements in favor of Agent by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements acknowledging the priority security interest of Agent in the monies due and to become due to any Credit Party (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Agreements” means all agreements, as set forth on Disclosure Schedule (A-1), now or hereafter entered into by any Credit Party with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, as to such Credit Party.

“Credit Card Issuer” means any Person (other than any Credit Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to Borrowers’ sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Parties” means Borrowers, Guarantors and each of their respective Subsidiaries.

“Debtors” has the meaning ascribed to it in the recitals to this Agreement.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.4(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“DIP Agreement” means that certain Secured, Super Priority Debtor-in-Possession Loan and Security Agreement, dated as of August 7, 2003, among Borrowers, the DIP Lenders, Fleet Capital Corporation, as administrative agent, and the other parties signatory thereto.

“DIP Lenders” means the lenders under the DIP Agreement.

“Disbursement Accounts” has the meaning ascribed to it in Annex C.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (3.1) through (D-1) in the Index to the Agreement.

“Disclosure Statement” means the written disclosure statement that relates to the Plan of Reorganization, as approved by the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

“Diversion Account” shall have the meaning ascribed to it in the GE Credit Agreement.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$”  means lawful currency of the United States of America.

“EBITDA” means, with respect to the Credit Parties for any fiscal period, without duplication, an amount equal to consolidated net income of the Credit Parties for such period determined in accordance with GAAP, minus any of the following included or plus any of the following deducted: (i) income and franchise tax credits or expenses, (ii) interest income or expense (including customary bank service charges and armored car fees), (iii) depreciation and amortization, (iv) amortized debt discount and deferred issuance cost amortization, (v) LIFO provision, (vi) gain or loss from extraordinary items, (vii) any aggregate net gain or loss outside the ordinary course of business arising from the sale, exchange or other disposition of capital assets by the Credit Parties (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (viii) any net gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of any Credit Party, (ix) any net gain or loss from the collection of the proceeds of life insurance policies, (x) any write-downs of assets required by Statement of Financial Accounting Standards Nos. 142 or 144 or other similar pronouncements relating to the write-down of assets (xi) any non-cash charge against net income required to be taken for settlement accounting under Statement of Financial Accounting Standards Nos. 88 and/or No. 146, or other similar pronouncement, (xii) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of any Credit Party of any Stock, in each case to the extent included in the calculation of consolidated net income of the Credit Parties, without duplication, and (xiii) any other non-cash gains or losses; provided that cash payments made against the contingency reserve for non-cash losses that have the effect of increasing EBITDA in a prior period shall be deducted from EBITDA in the period in which such cash payments are made.

For purposes of this definition, the following items shall be excluded in determining consolidated net income of the Credit Parties: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, any Credit Party or any Credit Party’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which any Credit Party has an ownership interest, except to the extent any such income has actually been received by such Credit Party in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of any Credit Party to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve for non-cash losses, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) in the case of a successor to any Credit Party by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (7) any deferred credit representing the excess of equity in any Subsidiary of any Credit Party at the date of acquisition of such Subsidiary over the cost to such Credit Party of the investment in such Subsidiary.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Effective Date” has the meaning ascribed to it in the Plan of Reorganization.

“Electronic Transmission” means each notice, request, instruction, demand, report, authorization, agreement, document, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, E-Fax, Internet or extranet-based site or any other equivalent electronic service, whether owned, operated or hosted by Agent, any Affiliate of Agent or any other Person.

“Environmental Laws” means all applicable and binding federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards, policies, guidelines, directives and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33

U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, provincial, regional, municipal, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, characterization, rehabilitation, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions, charges, debts and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including check-out counters, gondola type shelving, coolers and freezers, shopping carts, display shelving, material handling and stocking equipment, deli equipment, including, without limitation, meat slicers, refrigerated deli display cases, reach-in refrigerators and pizza ovens, bakery equipment, including, without limitation, reach-in refrigerators, planetary mixers, bread proofers and ovens, bread slicers and convection ovens, meat department equipment, including, without limitation, meat grinders, meat packaging and labeling machines, refrigerated display cases, meat cutting bank saws and meat tenderizers, refrigeration compressors, embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the revocation or threatened revocation of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including, without limitation, the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept the Electronic Transmission.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC, a qualified stock option plan or management incentive plan, in each case in form and substance reasonably satisfactory to Agent.

“E-Systems” means any electronic system such as an Internet or extranet-based site (including, without limitation, IntralinksTM), whether owned, operated or hosted by Agent, any Affiliate of Agent or any other Person, providing for access to data protected by passcodes or other security systems.

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excess Availability” has the meaning ascribed to it in the GE Credit Agreement.

“Excluded Accounts” means any Deposit Account (i) established or maintained on behalf of third parties or (ii) maintained by any Credit Party in connection with receipt by such Credit Party of payments by Medicare, in each case, as set forth on Exhibit B hereto and otherwise in compliance with the Cash Management System.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.

“Farm Products” shall mean crops, livestock, supplies used or produced in a farming operation and products of crops or livestock and including farm products as such term is defined in the Food Security Act and the Code.

“Farm Products Sellers” shall mean, collectively, sellers or suppliers to any Borrower of any farm product (as such term is defined in the Food Security Act and the Code) and including any perishable agricultural commodity (as defined in PACA) or livestock (as defined in the PASA), meat, meat food products or livestock products derived therefrom or any poultry or poultry products derived therefrom; sometimes being referred to herein individually as a “Farm Product Seller”.

“Fayetteville Litigation” means that certain litigation relating to the Fayetteville Project Agreement with respect to the Fayetteville Property.

“Fayetteville Project Agreement” means that certain Project Agreement, dated May 1, 2001, as amended by Modification Number 1 dated November 12, 2001, between Penn Traffic and COR Route 5 Company, LLC.

“Fayetteville Property” means Real Estate located adjacent to New York State Route 5 in the Town of Manlius, County of Onondaga, State of New York, which property is identified as Store Number P&C 3141 as set forth on Disclosure Schedule (3.6(a)).

“Fayetteville Reserve” means, prior to the earlier to occur of (1) the consummation of Penn Traffic’s transfer of its fee interest in the Fayetteville Property pursuant to the terms of the Fayetteville Project Agreement and the corresponding lease-back of the Fayetteville Property to Penn Traffic pursuant to the Fayetteville Project Agreement, together with the receipt of (a) the release of the GE Credit Agreement Agent’s Lien on and collateral interest in the fee interest in the Fayetteville Property and the Fayetteville Project Agreement (including Penn Traffic’s leasehold interest in the Fayetteville Property contemplated therein) granted pursuant to the Collateral Assignment of Contract, (b) the filing of a memorandum of lease in form and substance reasonably satisfactory to the Agent with respect to the lease relating to such lease-back and (c) the delivery to the Agent of a Mortgage to create a valid and enforceable first priority lien (subject only to Permitted Encumbrances of a type, in an amount and in form and substance substantially similar to the exceptions specified in Agent’s title insurance policies issued as of the Closing Date) on Penn Traffic’s interest in the Fayetteville Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law) together with (i) a title insurance policy, a current as-built survey, a zoning letter and a certificate of occupancy, in each case reasonably satisfactory to Agent in form, substance and, if applicable, amount; (ii) an opinion of counsel in the state of New York in form and substance and from counsel reasonably satisfactory to Agent, and (iii) such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent, and (2) an order or decree in the Fayetteville Litigation that is entered in favor of Penn Traffic by a court of competent jurisdiction which becomes final and no longer subject to appeal, rehearing or reargument, an amount equal to $1,500,000.  After the occurrence of the foregoing events, the Fayetteville Reserve shall equal zero.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole but reasonable discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex G.

“Financial Statements” means the consolidated income statements, statements of cash flows and balance sheets of Borrowers and their Subsidiaries delivered in accordance with Section 3.4 and Annex E.

“First Anniversary” shall have the meaning ascribed to it in Section 1.6(c).

“Fiscal Intermediary” means any qualified insurance company or other financial institution that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other Federal, State or local public health care or medical assistance program pursuant to any of the Health Care Laws.

“Fiscal Month” means any of the monthly accounting periods of Borrowers and their Subsidiaries.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrowers and their Subsidiaries, ending on the Saturday closest to April 30, July 31, October 31 and January 31 of each year.

“Fiscal Year” means any of the annual accounting periods of Borrowers and their Subsidiaries ending on the Saturday closest to January 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to the Borrowers and their Subsidiaries on a consolidated basis as of any date of determination, the ratio of EBITDA to Fixed Charges for the twelve (12) month period ending on such date, as determined on a rolling twelve (12) month basis ending on such date of determination (or in the case of any date of determination within one (1) year after the Closing Date, as determined for the period from the Closing Date to such date of determination on a cumulative basis).

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or payable in cash during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Food Security Act” shall mean the Food Security Act of 1984, 7 U.S.C. Section 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Food Security Act Notices” means any written notice pursuant to the applicable provisions of the PASA, PACA, the Food Security Act, the Code or any other applicable local laws from (i) any Farm Products Seller or (ii) any lender to any Farm Products Seller or any other Person with a security interest in the assets of any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any Farm Products purchased by a Credit Party are produced, in any case advising or notifying such Credit Party of the intention of such Farm Products Seller or other Person to preserve the benefits of any trust applicable to any assets of any Credit Party established in favor of such Farm Products Seller or other Person under the provisions of any law or claiming a security interest in or Lien upon or other claim or encumbrance with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by a Credit Party or any related or other assets of such Credit Party.

“Foreign Lender” has the meaning ascribed to it in Section 1.12(c).

“Franchise Agreements” means, collectively, all now existing or hereafter arising agreements and instruments between any Credit Party and any Person which participates in the Riverside markets, Bi-Lo markets, or Big M franchise programs (or any additional program put in effect by any Credit Party), or an Affiliate of any such Person to the extent related thereto, including, without limitation, franchise agreements, license agreements, lease agreements, sublease agreements, agreements for loans and advances, financing fee agreements, promissory notes, security agreements, guaranties, and agreements for accounting and financial services or for maintenance and repair services, and any and all amendments, supplements, extensions, and renewals thereof, together with all property at any time serving as security for any obligation owing to any Credit Party under or in connection with any such agreement or instrument, and all of the rights and remedies of each Credit Party under, and all moneys and claims for money due or to become due to each Credit Party under or in connection with, any such agreement or instrument, including, without limitation, all now or hereafter existing rights and claims of a Credit Party: (a) under any insurance, indemnities, warranties, or guaranties provided for or arising out of or in connection with any such agreement instrument; and (c) to all other amounts from time to time paid or payable under or in connection with any such agreement or instrument.

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from the date of creation thereof, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the such Person, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons, but excluding such Person’s obligations under any (x) operating lease of a retail store, warehouse or distribution center and (y) operating lease of personal property.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Credit Agreement” has the meaning ascribed to it in the recitals.

“GE Credit Agreement Agent” means GE Capital (or its permitted successors and assigns), as agent for the lenders under the GE Credit Agreement..

“GE Credit Agreement Documents” means, collectively, the documents evidencing any agreement, instrument, guaranty or other document evidencing or relating to the GE Credit Agreement in form and substance reasonably satisfactory to Agent, as the same shall be amended, modified, supplemented, extended or restated from time to time.

“GE Excess Revolver Availability” has the meaning ascribed to “Excess Revolver Availability” in the GE Credit Agreement.

“GE Loans” means, collectively, the revolving loans, the swing line loans and the term loan outstanding under the GE Credit Agreement.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Script Files, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash,

Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included  in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, tribunal, commission, province or department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Granting Lender” has the meaning ascribed to it in Section 9.1(g).

“Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, or otherwise assuring the payment of, any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, each Subsidiary Supplemental Loan Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

“Guarantor Payment” has the meaning ascribed to it in Section 12.7(a).

“Guarantors” means Commander Foods, P.T. Fayetteville, Pennway, P and C, P.T., Sunrise, each other Subsidiary of any Borrower, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of

Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “residual hazardous material,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Health Care Laws” shall mean all Federal, State and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, applicable to the Credit Parties, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987 and HIPAA.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“HIPAA Compliance Date”  shall have the meaning ascribed to it in Section 3.26(b).

“HIPAA Compliance Plan” shall have the meaning ascribed to it in Section 3.26(a).

“HIPAA Compliant” shall have the meaning ascribed to it in Section 3.26(a).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months from the due date unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures, mortgages or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.10(a).

“Indemnified Person” has the meaning ascribed to in Section 1.10(a).

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), (ii) the Federal Funds Rate plus 50 basis points per annum and (iii) four and one-half percent (4.5%).   Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Insurance Claims Processor” means any servicing or processing agent who facilitates, services, processes or manages insurance claims with respect to third-party prescriptions which are filled for consumers within the Credit Parties’ pharmacy store locations.

“Insurance Processing Acknowledgments” means, individually and collectively, the agreements in favor of Agent by Insurance Claims Processor who are parties to Insurance Processing Agreements acknowledging the priority security interest of Agent in the monies due and to become due to any Credit party (including, without limitation, credits and reserves) under the Insurance Processing Agreements, agreeing to transfer all such amounts to the B locked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, and agreeing to provide to Agent, at Agent’s reasonable request, account specific reports provided to the Credit Parties regarding the transfer of funds to and from the lockbox maintained by the Insurance Claims Processor, as agent for the Credit Parties, in a manner consistent with past practice.

“Insurance Processing Agreements” means all agreements entered into by and between any Credit Party and any Insurance Claims Processor, as such agreements now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, as to such Credit Party, including, without limitation, that certain Prism Services Processing Agreement, dated December 8, 1999, between Penn Traffic and Carolina Coupon Clearing, Inc. (as amended on January 4, 2002).

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intellectual Property Security Agreement” means the Supplemental Loan Intellectual Property Security Agreement made in favor of Agent, on behalf of itself and Lenders, by each Credit Party, as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Intercompany Notes” has the meaning ascribed to it in Section 6.3(a).

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

“Interest Payment Date” means (a) the first Business Day of each month to occur while the Loans are outstanding, provided, that, in addition to the foregoing, each of (x) the date upon which the Commitment has been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software (other than “pay-per-scan” items such as DVDs, magazines and sunglasses sold in the ordinary course of business).

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Kimco” has the meaning ascribed to it in the recitals to this Agreement.

“Kimco Fee Letter” means that certain letter, dated as of January 5, 2005 (as amended on April 13, 2005), among Borrowers, GE Capital and Kimco with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.

“Kimco Collection Account” means that certain account of Agent, account number 006-007996 in the name of Agent at JPMorgan Chase Bank, 380 Madison Avenue, New York, NY 10017-2591, ABA No. 021-000-021, or such other account as may be specified in writing by Agent as the “Kimco Collection Account.”

“Lease” means each lease and sublease identified by its address under the subheading “Lease” on Disclosure Schedule (3.6(a)) attached hereto (as any such lease and sublease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof), and all other leases and subleases which may now or hereinafter be entered into by a Credit Party as lessee or sublessee, as any such lease and sublease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof.

“Lenders” means Kimco, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“Leverage Ratio” means with respect to the Borrowers and their Subsidiaries on a consolidated basis as of any date of determination, the ratio of (a) Funded Debt as of any date of determination, to (b) the sum of EBITDA for the twelve (12) month period ending on such date, as determined on a rolling twelve (12) month basis ending on such date of determination (or in the case of any date of determination within one (1) year after the Closing Date, as determined for the period from the Closing Date to such date of determination on a cumulative basis).

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, encroachment, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.9.

“Loan Documents” means the Agreement, the Notes, the Collateral Documents, the Kimco Fee Letter, the SREF Intercreditor Agreement, the Trade Lien Intercreditor Agreement, Collateral Assignment of Contract , Post Closing Deliveries Letter and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered by or on behalf of any Credit Party to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party on behalf of a Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby (including the terms of any commitment letter which expressly survive the execution of this Agreement).  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means the Initial Term Loan and the Additional Term Loans.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“Margin Stock” has the meaning ascribed to it in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Borrowers and P.T. Fayetteville, considered as a whole, (b) ability of Penn Traffic or the Credit Parties considered as a whole to pay the Loans or the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, any event or occurrence adverse to one or more Credit Parties which results or could reasonably be expected to result in costs and/or liabilities or loss of revenues, individually or in the aggregate, to any Credit Party in any 30-day period in excess of the lesser of (i) 15% of the Borrowing Base, and (ii) 10% of gross revenues for the prior 30-day period calculated in accordance with Borrowers’ most recent operating plan, at any date of determination shall result in a Material Adverse Effect.

“Material Contracts” means the agreements set forth in Disclosure Schedule (3.22(a)).

“Maximum Amount” means, as of any date of determination, an amount equal to the Commitment of all Lenders as of that date.

“Maximum Lawful Rate” has the meaning ascribed to it in Section 1.4(e).

“Medicaid” shall mean the health care financial assistance program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.

“Medicaid Account” shall mean any Accounts of Credit Party arising pursuant to services rendered by Credit Party to eligible Medicaid beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicaid program, any State or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or any other Governmental Authority under Medicaid.

“Medicare” means the health care financial assistance program under Title XVIII of the Social Security Act.

“Medicare Account” means any Accounts of the Credit Parties arising pursuant to goods sold or services rendered by the Credit Parties to eligible Medicare beneficiaries to be paid by a Fiscal Intermediary or by the United States of America acting under the Medicare program or any other Governmental Authority under Medicare.

“Minor Lease Interests” means, collectively, (i) those certain Leases set forth on Disclosure Schedule A-2 and (ii) any Lease entered into after the Closing Date that the Credit Party and the Agent agree, in the exercise of reasonable discretion, are Minor Lease Interests.

“Minimum Balance Requirements” means collectively, with respect to each Blocked Account, the amounts set forth on Disclosure Schedule (C-1) with respect to each such Blocked Account identified therein.

“Mortgaged Properties” has the meaning assigned to it in Annex D.

“Mortgages” means, individually and collectively, each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, and any other Real Estate pursuant to Section 5.9, all in form and substance reasonably satisfactory to Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” means the aggregate cash proceeds payable to any Credit Party in respect of any sale, lease, transfer or other disposition of any assets or properties, or interest in assets and properties or as proceeds from the issuance and/or sale of any Stock, in each case net of the reasonable and customary direct costs relating to such sale, lease, transfer or other disposition or issuance and/or sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and taxes paid or payable (including any appropriate reserve therefor) as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts applied to the repayment of indebtedness secured by a valid and enforceable Lien on the asset or assets that are the subject of such sale or other disposition required to be repaid in connection with such transaction, and with respect to any sublease of Real Estate, amounts paid by the applicable Credit Party to the lessor of such leased Real Estate.  Net Proceeds shall exclude any non-cash proceeds received from any sale or other disposition or other transaction, but shall include such proceeds when and as converted by any Credit Party to cash or other immediately available funds.

“Non-Consenting Lender” has the meaning ascribed to it in Section 11.2(d)(i).

“Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” has the meaning ascribed to it in Section 1.1(a)(ii).

“Notice of Additional Term Loan” has the meaning ascribed to it in Section 1.1(a)(i).

“Obligations” means all loans, advances, debts, liabilities (both direct and contingent) and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term includes all principal, accrued and unpaid interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy (including any Chapter 11 Case), whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

“Other Lender” has the meaning ascribed to it in Section 9.9(d).

“PACA” means, collectively, the Perishable Agricultural Commodities Act, as amended, 7 U.S.C. §499a et seq. or any other statute of similar import.

“PACA Reserve” means any Reserve which Agent establishes in its reasonable good faith credit judgment for potential trust fund liability under PACA.  Such reserve shall be adjusted no less often than weekly based on amounts owed for the purchase of produce as shown in the Borrowing Base Certificate most recently delivered to Agent, and credit shall be given for any PACA surety bond then outstanding, which is supported by a standby letter of credit, in each case, acceptable to Agent.

“PASA” means the Packers and Stockyard Act, 1921, 7 U.S.C. § 181 et seq., as amended.

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all issuances and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBGC Administrative Claim” shall have the meaning ascribed to it in the Plan of Reorganization.

“PBGC Settlement” shall have the meaning ascribed to it in the Plan of Reorganization.

“Penn Traffic” has the meaning ascribed to it in the recitals to this Agreement.

“Pennway” has the meaning ascribed to it in the recitals to this Agreement.

“Penny Curtiss” has the meaning ascribed to it in the recitals to this Agreement.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) [utility services] or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business for amounts not past due or for amounts which are being contested by the Credit Parties in good faith in accordance with Section 5.2(b), so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’, landlords’ or other similar possessory liens arising in the ordinary course of business and securing liabilities, so long as such Liens attach only to Inventory or are for amounts which being contested by the Credit Parties in good faith in accordance with Section 5.2(b); (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) Liens expressly permitted under Section 6.7(b) of the Agreement; (k) Liens arising under licensing agreements as set forth in Disclosure Schedule A-3 or otherwise entered into by any Credit Party in the ordinary course of business for the use of Intellectual Property or other intangible assets of such Credit Party (l) protective UCC-1 filings made by lessor under operating leases to which any Credit Party is a party and (m) customary setoff rights of Relationship Banks to the extent permitted under the tri-party blocked account agreements among the Agent, the applicable Credit Party and the applicable Relationship Bank entered into pursuant to Annex C of the Agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Petition Date” has the meaning ascribed to it in the recitals to this Agreement.

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 6 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Plan of Reorganization” has the meaning ascribed to it in the recitals to this Agreement.

“Pledge Amendment” shall have the meaning ascribed to it in the Pledge Agreement.

“Pledge Agreements” means, collectively, the Supplemental Loan Pledge Agreement of even date herewith executed by Borrowers, in favor of Agent, and any pledge agreements entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document), as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“POR Stockholder” means, with respect to any Credit Party, any Person which owns Stock of such Credit Party as a result of certain Stock distributions made pursuant to and in accordance with the Plan of Reorganization.

“Post Closing Deliveries Letter” means that Post Closing Deliveries Letter among the Borrowers and Agent dated as of the Closing Date in substantially the form attached hereto as Exhibit D.

“Prior Lender Obligations” means all obligations of any Borrower and any of their Subsidiaries to the DIP Lenders pursuant to the DIP Agreement, and all instruments and documents executed pursuant thereto or in connection therewith, in each case, outstanding from time to time.

“Prior Lenders” means the DIP Lenders.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or  (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated balance sheet of Borrowers and their Subsidiaries as of March 26, 2005 after giving pro forma effect to the Related Transactions.

“Projections” means Borrowers’ and their Subsidiaries’ forecasted consolidated:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; (d) capitalization statements; and (e) the schedule of Excess Availability for the GE Loans and the loans under this Agreement (as referred to in the current projections), all prepared on a basis consistent with the Projections delivered to Agent prior to the Closing Date, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Change” has the meaning ascribed to it in Section 11.2(d).

“Pro Rata Share” means with respect to all matters relating to any Lender, with respect to the Loans, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitment of all Lenders, provided that on and after the Commitment Termination Date, any Lender’s Pro Rata Share shall equal the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1.

“Provider Reimbursement Review Board” means an independent panel to which a

Certified Medicare Provider may appeal if it is dissatisfied with a final determination of the Fiscal Intermediary or the Centers for Medicaid and Medicare Services.

“P.T.” has the meaning ascribed to it in the recitals to this Agreement.

“P.T. Fayetteville” has the meaning ascribed to it in the recitals to this Agreement.

“P&C” has the meaning ascribed to it in the recitals to this Agreement.

“Qualified Assignee” means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its primary businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrowers without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt, GE Credit Agreement or Stock issued by any Credit Party shall be a Qualified Assignee.

“Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Reborrowable Loans” has the meaning ascribed to it in Section 1.1(a)(iv).

“Refinancing” means the repayment in full by Borrowers of the Prior Lender Obligations on the Closing Date, including the cash collateralization (or other treatment satisfactory to Agent) with respect to letters of credit issued and outstanding under the DIP Agreement.

“Register” has the meaning ascribed to it in Section 9.9(g).

“Related Persons” has the meaning ascribed to it in Annex C.

“Related Transaction Documents” means the Loan Documents, the Plan of Reorganization, the Disclosure Statement, all  agreements or instruments executed in connection with the Related Transactions, and all other agreements or instruments executed in connection therewith.

“Related Transactions” means the initial borrowing under this Agreement and the GE Credit Agreement on the Closing Date, the Refinancing, the confirmation and substantial consummation of the Plan of Reorganization, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transaction Documents.

“Relationship Bank” has the meaning ascribed to it in Annex C.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” has the meaning ascribed to it in Section 1.13(c).

“Requisite Lenders” means Lenders having (a) more than 50% of the Commitment of all Lenders, or (b) if the Commitment has been terminated, more than 50% of the aggregate outstanding amount of all Loans.

“Reserves” has the meaning ascribed to it in the GE Credit Agreement.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt or the GE Credit Agreement (other than as permitted under the SREF Intercreditor Agreement); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation and other payments related to such Person’s employment in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees or director fees (or other fees of a similar nature); including related out-of-pocket expenses; by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to

Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Script Files” means the pharmaceutical customer list maintained by any Credit Party relating to such Credit Party’s prescription or pharmaceutical customers, including without limitation, any drug price data, drug eligibility data, clinical drug information and health information of such customer that is not protected under Sections 1171 and 1179 of the Social Security Act or other applicable law.

“Security Agreement” means the Supplemental Loan Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto, as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Settlement Date” has the meaning ascribed to it in Section 9.9(a)(ii).

“Six Month Termination Date” means the day that is 180 days after the Closing Date (unless such day falls on a weekend or holiday, then the following Business Day).

“Social Security Act” means the Social Security Act, 92 U.S.C. §§ 1396, et seq, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent”  means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“SPC” has the meaning ascribed to it in Section 9.1(g).

“SREF Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the GE Credit Agreement Agent, the Agent and the Credit Parties, as amended from time to time in accordance with the terms thereof.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Debt” means the Indebtedness of Borrowers evidenced by the Subordinated Debt Documents, and any other Indebtedness, including, without limitation, the Trade Lien Program, of any Credit Party subordinated to the Obligations in a manner and form reasonably satisfactory to Agent and Requisite Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subordinated Debt Documents” means, collectively, the documents evidencing any agreement, instrument, guaranty or other document evidencing or relating to any Subordinated Debt, including, without limitation, all documentation evidencing or otherwise relating to the Trade Lien Program, in each case in form and substance reasonably satisfactory to Agent and Requisite Lenders.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty of even date herewith executed by each Guarantor in favor of Agent, on behalf of itself and Lenders, as amended, restated, supplemented and modified from time to time in accordance with the terms thereof.

“Sunrise” has the meaning ascribed to it in the recitals to this Agreement.

“Supermajority Lenders” means Lenders having (a) more than 80% of the Commitment of all Lenders or (b) if the Commitment has been terminated, more than 80% of the aggregate outstanding amount of all Loans.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Target” has the meaning ascribed to it in Section 6.2(f)(ix).

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Tax Returns” has the meaning ascribed to it in Section 3.11.

“Termination Date” means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations (excluding contingent indemnification and other reimbursement obligations for which no claim has been made) under the Agreement and the other Loan Documents have been completely discharged and (c) none of Borrowers shall have any further right to borrow any monies under the Agreement.

“Third Party Payor” means any Person, such as, a Fiscal Intermediary, Blue Cross/Blue Shield, or private health insurance company (other than Medicaid or Medicare), which is obligated to reimburse or otherwise make payments to health care providers who provide medical care or medical assistance or other goods or services for eligible patients under Medicare, Medicaid or any private insurance contract.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Trade Lien Collateral Agent” means Wayne R. Walker, as agent for the participants under the Trade Lien Program (or any successor in such capacity).

“Trade Lien Collateral Documents” means, collectively, the documents evidencing any agreement, instrument, guaranty or other document evidencing or relating to the Trade Lien Program in form and substance reasonably satisfactory to Agent.

“Trade Lien Intercreditor Agreement” means that certain Trade Lien Intercreditor Agreement, dated as of the date hereof, by and among Agent, the Credit Parties, the GE Credit Agreement Agent and the Trade Lien Collateral Agent (as amended from time to time in accordance with the terms thereof) in form and substance reasonably satisfactory to Agent and the GE Credit Agreement Agent.

“Trade Lien Program” means the “Post-Effective Date Trade Lien Program” as defined in the Plan of Reorganization, on terms and conditions, reasonably satisfactory to Agent.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, trade styles, service marks, logos, other source or business identifiers (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Transaction” has the meaning ascribed to it in Section 11.8.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that a member of management or officer or member of the board of directors of such Credit Party has actual knowledge or awareness of a particular fact or circumstance or a member of management or officer or director of such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX B

RESERVED

B-1

ANNEX C (SECTION 1.8)
TO
CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

Unless otherwise consented to by Agent in its sole discretion, each Credit Party shall, and shall cause its Subsidiaries to, establish and maintain the Cash Management Systems described below or such other Cash Management System acceptable to Agent:

(a)           On or before the Closing Date and until the Termination Date, each Credit Party shall (i) establish lock boxes (“Lock Boxes”) or at GE Credit Agreement Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment other than petty cash for stores consistent with past practices relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in such Credit Party’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”).  On or before the Closing Date, the Credit Parties shall have established a concentration account in their names (each a “Concentration Account” and collectively,  the “Concentration Accounts”) at the bank or banks that shall be designated as the Concentration Account bank for the Credit Parties in Disclosure Schedule (3.19) (each a “Concentration Account Bank” and collectively, the “Concentration Account Banks”), which banks shall be reasonably satisfactory to the GE Credit Agreement Agent.

(b)           Each Credit Party may maintain, in its name, an account (each a “Disbursement Account” and collectively, the “Disbursement Accounts”) at a bank reasonably acceptable to the GE Credit Agreement Agent into which GE Credit Agreement Agent shall, from time to time, deposit proceeds of Additional Term Loans made to such Credit Party pursuant to Section 1.1 for use by such Credit Party solely in accordance with the provisions of Section 1.3.

(c)           On or before the Closing Date, each Concentration Account Bank shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, GE Credit Agreement Agent for the benefit of itself and the lenders party to the GE Credit Agreement, and the applicable Credit Party and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to GE Credit Agreement Agent and Agent, which shall become operative on or prior to the Closing Date.  Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for Agent on behalf of itself and Lenders, and GE Credit Agreement Agent, on behalf of itself and the lenders party to the GE Credit Agreement, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date, such bank agrees to immediately forward by wire transfer all amounts received in the applicable Concentration Account (subject to a minimum balance acceptable to GE Credit Agreement Agent) to the Collection Account (as defined in the GE Credit Agreement) through daily sweeps from such Concentration Account into the Collection Account.

(d)           On or before the Closing Date, except as otherwise permitted by Agent and GE Credit Agreement Agent, all other Relationship Banks (other than Excluded Accounts and except as otherwise provided in clauses (c) and (e) of this Annex C) shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders and the GE Credit Agreement Agent, for the benefit of itself and the lenders party to the GE Credit Agreement, and the applicable Credit Party and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to the GE Credit Agreement Agent and Agent, which shall become operative on or prior to the Closing Date.  Each such blocked account agreement shall provide, among other things, that (i) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (ii) from and after the Closing Date (A) with respect to banks at which a Blocked Account referenced on Disclosure Schedule (C-1) (each, a “Local Blocked Account”) is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from GE Credit Agreement Agent (which Activation Notice may be given by GE Credit Agreement Agent upon the earlier to occur of (x) any time at which a Default or Event of Default has occurred under the GE Credit Agreement and is continuing (an “Activation Event”)) or (y) the ninetieth (90th) day following the closing date of the GE Credit Agreement, to forward immediately all amounts in each Local Blocked Account (subject to a minimum balance acceptable to under the GE Credit Agreement Agent) to such Credit Party’s Concentration Account Bank and to commence the process of daily sweeps from such Local Blocked Account into the applicable Concentration Account in accordance with the GE Credit Agreement and (B) with respect to banks at which all other Blocked Accounts are maintained, such bank agrees, from and after the Closing Date, to forward immediately all amounts in each Blocked Account (subject to a minimum balance acceptable to GE Credit Agreement Agent) to such Credit Party’s Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account.  For the period from the Closing Date until the date which is ninety (90) days following the Closing Date, no Credit Party shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in, Local Blocked Accounts as of any date of determination in excess of Minimum Balance Requirements for such Local Blocked Account.

(e)           On or before the Closing Date, each bank where a Disbursement Account (other than excluded accounts) is maintained shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, GE Credit Agreement Agent for the benefit of itself and the lenders party to the GE Credit Agreement and the applicable Credit Party and Subsidiaries thereof, as applicable, in form and substance reasonably acceptable to GE Credit Agreement Agent and Agent, which shall become operative on or prior to the Closing Date.  Each such blocked account agreement shall provide, among other things, that the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment.  No Credit Party shall, or shall cause or permit any Subsidiary thereof to, accumulate or maintain cash in (x) Disbursement Accounts or payroll accounts (other than Excluded Accounts) as of any date of determination in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements or (y) Excluded Accounts as of any date of determination in excess of  the minimum amount required to meet disbursement obligations consistent with past practices and to cover outstanding checks and drafts.

(f)            Each of the Credit Parties covenants and agrees with Agent and Lenders and GE Credit Agreement Agent and the lenders party to the GE Credit Agreement that, until such time as GE Credit Agreement Agent provides the applicable bank with an Activation Notice, such Credit Party shall initiate a transfer, on each Business Day, of all available funds (i) in each Local Blocked Account in excess of the applicable Minimum Balance Requirements for such account and (ii) in each Excluded Account which is designated as pharmacy deposit accounts on Disclosure Schedule (3.19), in each case to the applicable Concentration Account.

(g)           On or before the Closing Date and until the Commitment Termination Date, the bank where an account (the “Diversion Account”) is maintained by the Credit Parties hold funds which, if applied to the outstanding balance of the GE Loans, would cause the outstanding principal amount of the Revolving Loan (as defined in the GE Credit Agreement) to be less than the Minimum Revolving Outstanding Loan Balance (as defined in the GE Credit Agreement) as prohibited by Section 5.15 of the GE Credit Agreement, each Credit Party shall have entered into a tri-party blocked account agreement with Agent, for the benefit of itself and Lenders, GE Credit Agreement Agent for the benefit of itself and the lenders party to the GE Credit Agreement and the Borrowers, in form and substance reasonably acceptable to GE Credit Agreement Agent and Agent, which shall become operative on or prior to the Closing Date.  Such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the Diversion Account are held by such bank as agent or bailee-in-possession for Agent on behalf of itself and Lenders, and GE Credit Agreement Agent, on behalf of itself and the lenders party to the GE Credit Agreement, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date, such bank agrees, from and after the receipt of an Activation Notice from GE Credit Agreement Agent following an Activation Event, to forward immediately all amounts in the Diversion Account to such Borrower’s Concentration Account Bank or the Collection Account and to commence the process of daily sweeps from the Diversion Account.

(h)           To the extent GE Credit Agreement Agent receives funds in the Collection Account, whether through daily sweeps of the applicable Concentration Accounts or through payments made by the Borrowers pursuant to Sections 1.3 and 1.10 or otherwise, which funds (or any portion thereof), if applied to the outstanding balance of the Loans, would cause the outstanding principal amount of the Revolving Loan to be less than the Minimum Revolving

Outstanding Loan Balance as described by Section 5.15 of the GE Credit Agreement, the GE Credit Agreement Agent, at the direction of the Borrower Representative, shall use reasonable efforts to immediately forward such funds (or the applicable portion thereof) to the Diversion Account.  For the avoidance of doubt, the amount of funds which shall be forwarded to the Diversion Account shall be limited to the amount which, if applied to the outstanding balance of the Loans, would cause the outstanding amount of the Revolving Loan to be less than the Minimum Revolving Outstanding Loan Balance in non-compliance with Section 5.15 of the GE Credit Agreement or would increase such insufficiency (the “Diverted Funds”), with any excess remaining after such forwarding of the Diverted Funds to the Diversion Account to be applied by the GE Credit Agreement Agent to the GE Loans in accordance with the GE Credit Agreement.  Each of the Credit Parties expressly acknowledges and agrees that neither Agent, GE Credit Agreement Agent nor any Lender shall have any liability to such Credit Party or any other Person in the event the GE Credit Agent applies funds in contravention of this clause (h) and thereby resulting in Borrowers’ non-compliance with Section 5.15 of the GE Credit Agreement.  Except as permitted in this clause (h), no Credit Party shall, or shall cause or permit any Person thereof to, deposit, accumulate or maintain cash in the Diversion Account in an amount in excess of the Diverted Funds, and if at any time the then aggregate outstanding principal amount of the Revolving Loans exceeds the Maximum Revolving Outstanding Loan Balance, the excess shall be transferred to the Collection Account for application to the Obligations in accordance with clause (k) below.

(i)            So long as no Default or Event of Default has occurred and is continuing, Credit Parties may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account or any Disbursement Account; provided, that (i) the GE Credit Agreement Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable Credit Party or its Subsidiaries, as applicable, and such bank shall have executed and delivered to Agent and the GE Credit Agreement Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent and the GE Credit Agreement Agent.  Credit Parties shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days or such longer periods as consented to by the GE Credit Agreement Agent in its sole discretion following notice from the GE Credit Agreement Agent that the creditworthiness of any bank holding an account is no longer acceptable in the GE Credit Agreement Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days following notice from the GE Credit Agreement Agent or such longer periods as consented to by the GE Credit Agreement Agent in its sole discretion that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or the GE Credit Agreement Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in the GE Credit Agreement Agent’s reasonable judgment.

(j)            The Lock Boxes, Blocked Accounts, Disbursement Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations and the loans and obligations under the GE Credit Agreement and all other obligations and in which each Credit Party and each Subsidiary thereof shall have granted a lien to the GE Credit Agreement Agent, on behalf of itself and lenders party to the GE Credit Agreement, pursuant to the security agreement entered into by the Credit Parties and the GE Credit Agreement Agent to secure the obligations under the GE Credit Agreement, and to the Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

(k)           Until payment in full of the loans and obligations under the GE Credit Agreement, amounts deposited in the Collection Account shall be deemed received by the GE Credit Agreement Agent in accordance with Section 1.10 of the GE Credit Agreement and shall be applied (and allocated) by the GE Credit Agreement Agent in accordance with the GE Credit Agreement Section 1.11.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(l)            Until payment in full of the loans and obligations under the GE Credit Agreement, each Credit Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Credit Party (each a “Related Person”) to (i) hold in trust for the GE Credit Agreement Agent, for the benefit of itself and lenders party to the GE Credit Agreement, all checks, cash and other items of payment received by such Credit Party or any such Related Person, and (ii) within one (1) Business Day after receipt by such Credit Party or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of such Credit Party.  Each Credit Party and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.  All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

ANNEX D (SECTION 2.1(A))
TO
CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A.            Appendices.  All Appendices to the Agreement, in form and substance satisfactory to Agent.

B.            Notes.  Duly executed originals of the Notes for each applicable Lender, dated the Closing Date.

C.            Security Agreement.  Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements contemplated to be executed pursuant thereto on or before the Closing Date.

D.            Insurance.  Satisfactory evidence that the insurance policies required by Section 5.4  are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

E.             Security Interests and Code Filings.

(a)           Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has (or will have upon the filing of the documents referred to in clause (i) below) a valid and perfected first priority security interest in the Leases and the Assigned Lease Proceeds and a priority security interest in the remaining Collateral, including (i) such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the Prior Lender Obligations (all of which shall be terminated on the Closing Date) or as otherwise permitted under Section 6.7 of the Agreement.

(b)           Evidence satisfactory to Agent, including copies, of all UCC-1 and other financing statements filed (or to be filed) in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c)           Control Letters from (i) all issuers of uncertificated securities and financial assets held by each Borrower, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of each Borrower, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any Borrower.

(d)           Evidence satisfactory to Agent, including copies, of any surety bond, letter of credit or other credit support arrangements relating to any Credit Party’s responsibilities under PACA, New York Agriculture and Markets Law and any similar farm product dealer licensing and/or producer protection laws and regulations to which one or more Credit Parties are subject.

F.             Payoff Letter; Termination Statements.  Copies of a duly executed payoff letter, in form and substance reasonably satisfactory to Agent, signed by the agent (which shall be authorized to bind all Prior Lenders by its signature thereto) under the Prior Lender loan documents evidencing repayment in full of all Prior Lender Obligations, together with (a) UCC termination statements, in form and substance satisfactory to Agent, manually signed by the agent for the Prior Lenders releasing all liens of the Prior Lenders upon any of the personal property of each Credit Party, and (b) termination of all blocked account agreements, bank agency agreements or other similar agreements or arrangements in favor of the agent for the Prior Lenders or relating to the Prior Lender Obligations.

G.            Intellectual Property Security Agreements.  Duly executed originals of Intellectual Property Security Agreement, dated the Closing Date and signed by each Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements to be executed pursuant thereto on the Closing Date.

H.            Subsidiary Guaranties.  Guaranties executed by each direct and indirect Subsidiary of each Borrower that is not a Borrower in favor of Agent, for the benefit of Lenders.

I.              Letter of Direction.  Duly executed original of a letter of direction from Borrower Representative addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Initial Term Loan and Additional Term Loans, if any.

J.             Cash Management System; Blocked Account Agreements.  Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

K.            Charter and Good Standing.  For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status, if available) in its state of incorporation and certificates of qualification to conduct business in each jurisdiction where its ownership or Lease of property or the conduct of its business requires such qualification except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect), each dated a recent date prior to the Closing

Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

L.             Bylaws and Resolutions.  For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

M.           Incumbency Certificates.  For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

N.            Opinions of Counsel.  Duly executed originals of opinions of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Credit Parties, (ii) Cohen & Grigsby P.C., counsel to Sunrise and Pennway, and (iii) Paul Frank & Collins P.C., counsel to P&C, together with any other local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

O.            Pledge Agreement.  Duly executed originals of the Pledge Agreement accompanied by (as applicable) (a) copies of the share certificates representing all of the outstanding Stock being delivered to GE Credit Agreement Agent pursuant to the Pledge Agreement (as defined in the GE Credit Agreement) and stock powers for such share certificates executed in blank and (b) copies of the Intercompany Notes and other instruments evidencing Indebtedness being delivered to GE Credit Agreement Agent pursuant to such Pledge Agreement, duly endorsed in blank.

P.             Accountants’ Letters.  A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

Q.            Appointment of Agent for Service.  An appointment of CT Corporation as each Credit Party’s agent for service of process or registered agent, as applicable.

R.            Fee Letter.  Duly executed originals of the Kimco Fee Letter.

S.             Officer’s Certificate.  Agent shall have received duly executed originals of a certificate of the Chief Executive Officer and Chief Financial Officer of Penn Traffic, dated the Closing Date, stating that, between January 25, 2005 and the Closing Date:  (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro

Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect; (b) no contract, Lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets, and no law or regulation applicable to any Credit Party has been adopted that has had, or could reasonably be expected to have, a Material Adverse Effect; and (c) no Credit Party is in default and, to the best of Borrowers’ knowledge, no third party is in default under any material contract, Lease or other agreement or instrument that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  Between January 25, 2005 and the Closing Date, no event has occurred that, alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

T.            Waivers.  Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

U.            Mortgages.  Except as set forth in the Post Closing Deliveries Letter, Mortgages covering all of the Real Estate being pledged to the Agent hereunder as set forth on Disclosure Schedule (3.6(b) and 3.6(c)(i)) (the “Mortgaged Properties”) together with: (a) title insurance policies, current as-built surveys, zoning letters and certificates of occupancy, in each case reasonably satisfactory in form and substance to Agent, in its reasonable discretion; (b) evidence that counterparts of the Mortgages shall be recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable (i) first priority lien (subject only to Permitted Encumbrances) on each leasehold Mortgaged Property being pledged to the Agent hereunder in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law) and (ii) second priority lien (subject only to Permitted Encumbrances and the lien in favor of the GE Credit Agreement Agent) on each owned fee Mortgaged Property being pledged to the Agent hereunder in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) an opinion of counsel in each state to the extent required by Agent in which any Mortgaged Property is located in form and substance and from counsel reasonably satisfactory to Agent.

V.            SREF Intercreditor Agreement.  Agent shall have received the SREF Intercreditor Agreement duly executed by the GE Credit Agreement Agent, in form and substance reasonably satisfactory to Agent.

W.           Environmental Reports.  Agent shall have received the Phase I Environmental Site Assessment Reports consistent with American Society for Testing and Materials (ASTM) Standard E 1527-94, and applicable state requirements described on Disclosure Schedule (D-1), which reports are dated no more than six (6) months prior to the Closing Date, prepared by environmental engineers reasonably satisfactory to Agent, all in form and substance reasonably satisfactory to Agent, in its sole discretion; and Agent shall have further received such environmental review and audit reports with respect to the Real Estate of any Credit Party as Agent shall have reasonably requested, and Agent shall be satisfied, in its sole but reasonable discretion, with the contents of all such environmental reports.  Agent shall have received letters executed by the environmental firms preparing such environmental reports, in form and substance reasonably satisfactory to Agent, authorizing Agent and Lenders to rely on such reports.

X.            Appraisals.  Agent shall have received appraisals as to (i) all Inventory  which shall be dated within three (3) months of the Closing Date, and (ii) Equipment, Script Files, machinery, vehicles and the Mortgaged Properties, each of which shall be dated within seven (7) months of the Closing Date.  In addition, Agent shall have received acceptable reliance letters in favor of Agent issued by the appraisers reasonably acceptable to Agent.

Y.            Audited Financials; Financial Condition.  Agent shall have received the Projections, the Pro Forma and other materials set forth in Section 3.4 to be delivered on or before the Closing Date, certified by Borrower Representative’s Chief Financial Officer, in each case in form and substance reasonably satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing.  Agent shall have further received a certificate of the Chief Executive Officer and/or the Chief Financial Officer of each Credit Party, based on such Pro Forma and Projections, to the effect that (a) such Credit Party will be Solvent upon the consummation of the transactions contemplated by the Loan Documents and the Plan of Reorganization; (b) the Pro Forma fairly presents the financial condition of such Credit Party as of the date thereof after giving effect to the transactions contemplated by the Loan Documents and the Plan of Reorganization; (c) the Projections are based upon estimates and assumptions stated therein, all of which such Credit Party believes to be reasonable and fair in light of current conditions and current facts known to such Credit Party and, as of the Closing Date, reflect such Credit Party’s good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein; and (d) containing such other statements with respect to the solvency of such Credit Party and matters related thereto as Agent shall reasonably request.

Z.            Certification of Certain Documents.  Agent shall have received copies of the executed documents evidencing (a) the Plan of Reorganization and the Disclosure Statement and (b) the Confirmation Order, in each case, certified as being true and correct by a senior officer of the Borrower Representative and in full force and effect as of the Closing Date.

AA.        Fayetteville Litigation.  The status of the Fayetteville Litigation shall be satisfactory to Agent in its sole discretion.

BB.          Trade Lien Intercreditor Agreement.  Agent shall have received the Trade Lien Intercreditor Agreement duly executed by the Supplemental Real Estate Facility Agent and the Trade Lien Collateral Agent, in form and substance reasonably satisfactory to Agent.

CC.          Post Closing Deliveries Letter.  Duly executed originals of the Post Closing Deliveries Letter.

DD.         Other Documents.  Agent shall have received such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

ANNEX E (SECTION 4.1(A))
TO
CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS — REPORTING

Borrowers shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a)           Monthly Financials.  To Agent and Lenders, within thirty (30) days after the end of each Fiscal Month (other than the last Fiscal Month of any Fiscal Quarter or Fiscal Year), financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of Borrower Representative, consisting of consolidated (i) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in a manner consistent with Borrowers’ historical monthly financial reporting practices (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month.  Such financial information shall be accompanied by (A) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each Financial Covenant and (B) the certification of the Chief Financial Officer of Borrower Representative that (1) all such financial information has been prepared in a manner consistent with Borrowers’ historical monthly financial reporting practices and presents fairly (subject to normal year-end adjustments) the financial position and results of operations of Borrowers and their Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended, and (2) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(b)           Quarterly Financials.  Beginning with the first full Fiscal Quarter following delivery to Agent of the Financial Statements referenced in Section 5.12, to Agent and Lenders, within 45 days after the end of each Fiscal Quarter, consolidated financial information regarding Borrowers and their Subsidiaries, certified by the Chief Financial Officer of Borrower Representative, including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter; (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Quarter.  Such financial information shall be accompanied by (A) a Compliance Certificate showing the calculations used in determining compliance with each of the Financial Covenants and (B) the certification of the Chief Financial Officer of Borrower Representative that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries, on both a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.  In addition, Borrowers shall deliver to Agent and Lenders, within 45 days after the end of each such Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

(c)           Operating Plan. To Agent and Lenders, as soon as available, but not later than 30 days after the end of each Fiscal Year, an annual operating plan for Borrowers, on a consolidated basis, approved by the Board of Directors of Borrowers, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections and Excess Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d)           Annual Audited Financials.  To Agent and Lenders, within 90 days after the end of each Fiscal Year ending after the Closing Date, (i) audited Financial Statements for Borrowers and their Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise reasonably acceptable to Agent and (ii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Year.  Such Financial Statements shall be accompanied by (i) a Compliance Certificate showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Agent and subject to standard qualifications required by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm’s certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (v) the certification of the Chief Executive Officer or Chief Financial Officer of Borrowers that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Borrowers and their Subsidiaries on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e)           Management Letters.  To Agent and Lenders, within 5 Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f)            Default Notices.  To Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after an executive officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)           SEC Filings and Press Releases.  To Agent and Lenders, promptly upon their becoming available, copies of:  (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person.

(h)           Subordinated Debt; GE Credit Agreement and Equity Notices.  To Agent, as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to the GE Credit Agreement, any Subordinated Debt or Stock of such Person, and, within 2 Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to the GE Credit Agreement, any Subordinated Debt, notice of such event of default.

(i)            Supplemental Schedules.  To Agent, supplemental disclosures, if any, required by Section 5.6.

(j)            Litigation.  To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened in writing against any Credit Party that (i) seeks damages in excess of $250,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities that could reasonably be expected to result in liability being imposed upon any Credit Party in excess of $250,000 or (vi) involves any product recall.

(k)           Insurance Notices.  To Agent, disclosure of losses or casualties required by Section 5.4(c).

(l)            Lease Default Notices.  To Agent, within two (2) Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located, and (ii) such other notices or documents as Agent may reasonably request.

(m)          PACA Claims.  To Agent and the Lenders, any notice or other correspondence regarding any PACA and PASA claims (including amount and claimant) upon such Credit Party’s receipt thereof other than in the ordinary course of business.

(n)           Bankruptcy Matters.  To Agent, copies of all monthly reports, projections, or other information respecting Borrowers’ or any Subsidiary of Borrowers’ business or financial condition or prospects prepared by or on behalf of any Credit Party and made generally available to creditors as well as all pleadings, motions, applications and judicial information, if any, filed by or on behalf of Borrowers with the Bankruptcy Court or provided by or to the U.S. Trustee (other than the documents electronically filed except with respect to the Fayetteville Litigation), at the time such document is filed with the Bankruptcy Court, or provided by or, to the U.S. Trustee.

(o)           GE Credit Agreement.  To Agent, on the same Business Day as the delivery thereof (or if received by any Credit Party, within 2 Business Days of receipt thereof), copies of all written materials, including, without limitation, requests, notices, reports or correspondence given by any Credit Party to the GE Credit Agreement Agent or any lender thereunder or received by any Credit Party from the GE Credit Agreement Agent or any lender thereunder (i) with respect to borrowing requests under the GE Credit Agreement and (ii) that reflect a funding of the GE Credit Agreement or a refusal by the GE Credit Agreement Agent to fund the same.

(p)           Other Documents.  To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.

ANNEX F
TO
CREDIT AGREEMENT

Reserved

F-1

ANNEX G (SECTION 6.10)
TO
CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrowers shall not breach or fail to comply with any of the following financial covenants during any Covenant Testing Period, each of which shall be calculated in accordance with GAAP consistently applied:

(a)           Maximum Capital Expenditures.  The Borrowers and their Subsidiaries on a consolidated basis shall not make Capital Expenditures during any twelve (12) month period ending on the last day of each Fiscal Month set forth in the table below (or in the case of any date of determination within one (1) year after the Closing Date, as determined for the period from the Closing Date to such date of determination on a cumulative basis) that exceed in the aggregate the amounts set forth opposite the relevant Fiscal Month:

Fiscal Month ending:	Maximum Capital Expenditures
April 30, 2005	$3,510,100
May 31, 2005	$7,186,300
June 30, 2005	$9,247,700
July 31, 2005	$11,367,400
August 31, 2005	$14,527,700
September 30, 2005	$18,075,200
October 31, 2005	$21,116,700
November 30, 2005	$23,515,800
December 31, 2005	$25,447,400
January 31, 2006	$26,667,300
February 28, 2006	$28,317,300
March 31, 2006	$30,242,300
April 30, 2006	$29,757,200
May 31, 2006	$29,931,000
June 30, 2006	$30,619,600
July 31, 2006	$31,249,900
August 31, 2006	$31,389,600
September 30, 2006	$31,142,100
October 31, 2006	$31,675,600
November 30, 2006	$32,301,500
December 31, 2006	$32,569,900
January 31, 2007	$33,000,000
February 28, 2007	$33,000,000
March 31, 2007	$33,000,000
April 30, 2007	$33,000,000
May 31, 2007	$33,000,000
June 30, 2007	$33,000,000
July 31, 2007	$33,000,000
August 31, 2007	$33,000,000

September 30, 2007	$33,000,000
October 31, 2007	$33,000,000
November 30, 2007	$33,000,000
December 31, 2007	$33,000,000
January 31, 2008	$33,000,000
February 29, 2008	$33,000,000

(b)           Minimum EBITDA.   The Borrowers and their Subsidiaries, on a consolidated basis, shall have, at the end of each Fiscal Month set forth in the table below, EBITDA for the twelve (12) month period ending on such date (or in the case of any date of determination within one (1) year after the Closing Date, as determined for the period from the Closing Date to such date of determination on a cumulative basis) that equals or exceeds the amounts set forth opposite the relevant Fiscal Month:

Fiscal Month ending:	Cumulative Minimum EBITDA

April 30, 2005	$400,000
May 31, 2005	$2,400,000
June 30, 2005	$4,400,000
July 31, 2005	$9,200,000
August 31, 2005	$13,700,000
September 30, 2005	$18,100,000
October 31, 2005	$20,800,000
November 30, 2005	$23,500,000
December 31, 2005	$26,700,000
January 31, 2006	$29,600,000
February 28, 2006	$33,400,000
March 31, 2006	$35,900,000
April 30, 2006	$36,000,000
May 31, 2006	$36,300,000
June 30, 2006	$36,700,000
July 31, 2006	$37,300,000
August 31, 2006	$37,700,000
September 30, 2006	$38,000,000
October 31, 2006	$38,300,000
November 30, 2006	$38,600,000
December 31, 2006	$39,000,000
January 31, 2007	$39,300,000
February 28, 2007	$39,400,000
March 31, 2007	$39,500,000
April 30, 2007	$39,600,000
May 31, 2007	$39,800,000
June 30, 2007	$39,900,000
July 31, 2007	$40,200,000
August 31, 2007	$40,400,000

September 30, 2007	$40,500,000
October 31, 2007	$40,700,000
November 30, 2007	$40,800,000
December 31, 2007	$41,000,000
January 31, 2007	$41,200,000
February 29, 2008	$41,300,000

(c)           Maximum Leverage Ratio.  The Borrowers and their Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Month set forth below, a Leverage Ratio as of the last day of such Fiscal Month of not more than the following:

2.0:1.0 for all Fiscal Months ending on or after January 31, 2006.

(d)           Minimum Fixed Charge Coverage Ratio.  Commencing on January 31, 2006, Borrowers and their Subsidiaries shall have a Fixed Charge Coverage Ratio of not less than 1.00:1.00 on a consolidated basis for all Fiscal Months.

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Credit Parties’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by any Credit Party’s certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Borrowers and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Borrowers and Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

ANNEX H (SECTION 9.9(A))
TO
CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

Name:	Glenn G. Cohen (Telephone: (516) 869-7290)
Bank:	JPMorgan Chase Bank
380 Madison Avenue
New York, New York 10017-2591
ABA #:	021-000-021
Account #:	006-007996
Account Name:	Kimco Realty Corporation Agency
Reference:	The Penn Traffic Company [(CF – Kimco Realty Corporation)]

H-1

ANNEX I (SECTION 11.10)
TO
CREDIT AGREEMENT

NOTICE ADDRESSES

(A)	If to Agent or Kimco, at
3333 New Hyde Park Rd.
New Hyde Park, New York 11042
Attention: Joseph Stevens
Telecopier No.: (516) 336-5691
Telephone No.: (516) 869-7263

with copies to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: Kristin C. Wigness, Esq.
Telecopier No.: (212) 309-6001
Telephone No.: (212) 309-6307

(B)	If to any Borrower, to Borrower Representative, at

c/o The Penn Traffic Company
1200 State Fair Boulevard
Syracuse, New York 13209-4737
Attention: Francis D. Price, Esq.
Telecopier No.: 315-461-2532
Telephone No.: 315-461-2347

with copies to:

c/o The Penn Traffic Company
1200 State Fair Boulevard
Syracuse, New York 13209-4737
Attention: Donald Luke
Telecopier No.: 315-461-[ ]
Telephone No.: 315-461-[ ]

I-1

ANNEX J (FROM ANNEX A - COMMITMENT DEFINITION)
TO
CREDIT AGREEMENT

Lender(s)		Commitment*

1.	KIMCO CAPITAL CORP.	$14,000,000
2.	JUBILEE LIMITED PARTNERSHIP V	$14,000,000

	Total:	$28,000,000

*              Less each Lender’s Pro Rata Share of the Fayetteville Reserve, if any.

J-1